As filed with the Securities and Exchange Commission on June 7, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IBIO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-2797813

(State of Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Innovation Way, Suite 100, Newark, Delaware 19711
(Address of Principal Executive Offices, including Zip Code)

Robert B. Kay
Chief Executive Officer
9 Innovation Way, Suite 100
Newark, Delaware 19711
(302) 355-0650
(Name, Address and Telephone Number of Agent for Service)

with copies to:

Andrew Abramowitz, Esq.
Andrew Abramowitz, PLLC
565 Fifth Avenue
9th Floor
New York, New York 10017
(212) 972-8883 (fax)

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐           Accelerated filer ☐           Non-accelerated filer ☐           Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Per Price Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, Par Value $0.001	—	—		$10,000,000	(2)	$713.00
Common Stock, Par Value $0.001	3,000,000	$1.11	(3)	$3,330,000		$237.43

(1)

In addition to the shares set forth in the table, pursuant to Rule 416 (a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminable number of shares of common stock that may be issuable as a result of stock splits, stock dividends and anti-dilution provisions.

(2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(3)

Estimated pursuant to Rule 457(c) solely for the purposes of calculating amount of the registration fee; computed, pursuant to Rule 457(c), upon the basis of the average of the high and low prices of the common stock as quoted on the OTC Bulletin Board on June 3, 2010.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY STATEMENT

          This registration statement contains two forms of prospectus, as set forth below.

•	Public Offering Prospectus. A prospectus to be used for the direct public offering by the registrant of up to $10,000,000 of shares of common stock (the “Public Offering Prospectus”).

•

Selling Stockholder Prospectus. A prospectus to be used in connection with the potential resale by certain selling stockholders of (i) 4,615,385 shares of our common stock sold to investors in a private offering in September 2009; (ii) 2,345,752 shares of our common stock sold to investors, plus an additional 2,345,752 shares of common stock issuable upon exercise of warrants, sold to investors in a private offering in August 2008; and (iii) 3,000,000 shares of common stock underlying stock options held by private investors to purchase shares currently held by E. Gerald Kay and Carl DeSantis, two of our significant stockholders (the “Selling Stockholder Prospectus”).

          The Public Offering Prospectus and the Selling Stockholder Prospectus will be identical in all respects except for the following principal points:

•	they contain different front covers;

•	they contain different Use of Proceeds sections;

•	they contain different Plan of Distribution sections;

•	a Shares Registered for Resale section is included in the Selling Stockholder Prospectus;

•	a Selling Stockholders section is included in the Selling Stockholder Prospectus; and

•	they contain different back covers.

          The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Selling Stockholder Prospectus and the Public Offering Prospectus.

          Pursuant to Rule 429 of the Securities Act of 1933, the Selling Stockholder Prospectus which is a part of this registration statement is a combined prospectus and includes all of the information currently required in a prospectus relating to the securities covered by Registration Statement No. 333-162424, for which all filing fees have been previously paid, as well as 3,000,000 shares of common stock not currently covered by a registration statement. This registration statement also constitutes a Post-Effective Amendment to Registration Statement No. 333-162424.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2010

PROSPECTUS

Shares

COMMON STOCK

          We are offering up to           shares of our common stock.

          There may be one or more closings of the offering.

          Our common stock is presently quoted on the OTC Bulletin Board, under the symbol “IBPM.” On June 3, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $1.07.

          Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 2 as well as those set forth in any prospectus supplement.

	Per Share	Total

Offering Price per Share	$	$
Placement Agent’s Fees	$	$
Offering Proceeds before Expenses	$	$

                    has agreed to act as our placement agent in connection with this offering. In addition,           may engage one or more sub-placement agents or selected dealers. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of shares, but will assist us in this offering on a “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering of units by us, as well as “placement agent warrants” to purchase shares of our common stock equal to 7% of the aggregate number of shares of common stock sold in the offering. The placement agent warrants will have a term of five years from a closing of the sale of shares and will otherwise comply with FINRA Rule 5110. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $           . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 38 of this prospectus for more information on this offering and the placement agent arrangements.

          This offering will terminate on          , unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. In this prospectus, the “Company,” “iBio”, “we,” “us” and “our” refer to iBio, Inc.

SUMMARY PROSPECTUS

This summary highlights selected information contained elsewhere in this prospectus and may not contain all the information that you need to consider in making your investment decision. Before making a decision to purchase our common stock, you should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements.

Our Company

iBio, Inc. is a biotechnology company focused on commercializing its proprietary technology, the iBioLaunch™ platform, for the production of biologics including vaccines and therapeutic proteins. Our strategy is to utilize our technology for development and manufacture of our own product candidates and to work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. Our near-term focus is to establish business arrangements for use of our technology by licensees for the development and production of products for the prevention and treatment of various infectious diseases. Vaccine candidates presently being advanced on our proprietary platform are applicable to newly emerging strains of H1N1 swine-like influenza and H5N1 for avian influenza.

In order to attract appropriate licensees and increase the value of our share of such intended contractual arrangements, we engaged the Center for Molecular Biology of Fraunhofer USA, Inc., or FhCMB, in 2004 to perform research and development activities to apply the platform to create our first product candidate. We selected a plant-based influenza vaccine for human use as the product candidate to exemplify the value of the platform. Based on research conducted by FhCMB, our proprietary technology is applicable to the production of vaccines for any strain of influenza including the newly-emerged strains of H1N1 swine-like influenza.

In connection with the research and development agreement, FhCMB agreed to use its best efforts to obtain grants from governmental and non-governmental entities to fund additional development of our proprietary plant-based technology. Consequently, in addition to the funding we have provided, FhCMB has received funding from the Bill & Melinda Gates Foundation for development of an experimental vaccine for H5N1 avian influenza based upon our proprietary technology.

We expect at least one of these vaccine candidates to begin Phase 1 clinical trials during the calendar year 2010.

Our Corporate Information

We are a Delaware corporation. Our principal executive/administrative offices are located at 9 Innovation Way, Suite 100, Newark, Delaware 19711, and our telephone number is (302) 355-0650. Our website address is http://www.ibioinc.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our common stock is quoted on the OTC Bulletin Board under the symbol “IBPM.”

The Offering

Securities offered	Up to shares.

Offering price	$ per share

Common stock outstanding before the offering	28,272,655 shares.

Common stock outstanding after the offering	shares.

Proceeds to us	We expect to use the proceeds received from the offering to fund our research and development activities and for general working capital needs.

Risk factors	See “Risk Factors” beginning on page 2 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the common stock.

RISK FACTORS

Our past experience may not be indicative of future performance, and as noted elsewhere in this prospectus, we have included forward-looking statements about our business, plans and prospects that are subject to change. Forward-looking statements are particularly located in, but not limited to, the sections “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to the other risks or uncertainties contained in this prospectus, the following risks may affect our operating results, financial condition and cash flows. If any of these risks occur, either alone or in combination with other factors, our business, financial condition or operating results could be adversely affected. Moreover, readers should note this is not an exhaustive list of the risks we face; some risks are unknown or not quantifiable, and other risks that we currently perceive as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action.

Risks Relating to our Business

Our plant-based technology platform has not previously been used by others to successfully develop commercial products, and if we are not able to establish licenses of the platform, we may not generate sufficient license revenues to fulfill our business plan.

If we are unable to convince others to adopt the use of the platform in addition to or instead of other methods to produce vaccines and therapeutic proteins, we will not generate the revenues presently contemplated by our business plan to support our continuing operations.

Our product candidates are in the preclinical stage of development, and if we or our licensees are not able to successfully develop and commercialize them, we may not generate sufficient revenues to fulfill our business plan.

We have internal product candidates and believe our technology to be applicable to the product candidates of other companies, none of which has entered human clinical trials and for none of which an investigational new drug application (IND) based on the use of our technology has been filed with the FDA. Our success in establishing licenses to our platform will substantially depend on our or our clients’ successful completion of clinical trials and obtaining required regulatory approvals for our product candidates alone or with other persons. If the studies described above or any further studies fail, if we do not obtain required regulatory approvals, or if we fail to commercialize any of our product candidates alone or with licensees, we may be unable to generate sufficient revenues to attain profitability or continue our business operations, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decline and your holdings of our stock to lose most, if not all, of their value.

Our licensees will not be able to commercialize product candidates based on our platform technology if preclinical studies do not produce successful results or clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. Our licensees may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent the commercialization of product candidates based on our technology, including the following:

•

Our licensee’s preclinical or clinical trials may produce negative or inconclusive results, which may require additional preclinical testing or clinical trials or the abandonment of projects that we expect to be promising. For example, promising animal data may be obtained about the immunogenicity of a vaccine candidate and then human tests may result in no or inadequate immune responses. In addition, unexpected safety concerns may be encountered that would require further testing even if the vaccine candidate produced a very significant immune response in human subjects.

•

Initial clinical results may not be supported by further or more extensive clinical trials. For example, a licensee may obtain data that suggest a desirable immune response from a vaccine candidate in a small human study, but then when tests are conducted on larger numbers of people, the same extent of immune response may not occur. If the immune response generated by a vaccine is too low, or occurs in too few treated individuals, then the vaccine will have no commercial value.

•

Enrollment in our licensee’s clinical trials may be slower than it projects, resulting in significant delays. The cost of conducting a clinical trial increases as the time required to enroll adequate numbers of human subjects to obtain meaningful results increases. Enrollment in a clinical trial can be a slower-than-anticipated process because of competition from other clinical trials, because the study is not of interest to qualified subjects, or because the stringency of requirements for enrollment limits the number of people who are eligible to participate in the clinical trial.

•

Our licensee might have to suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks. Animal tests do not always adequately predict potential safety risks to human subjects. The risk of any candidate product is unknown until it is tested in human subjects, and if subjects experience adverse events during the clinical trial, the trial may have to be suspended and modified or terminated entirely.

•	Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements.

•	Any regulatory approval we or our licensees ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•	The effects of our licensee’s product candidates may not be the desired effects or may include undesirable side effects.

Significant clinical trial delays could allow our competitors to bring products to market before our licensees do and impair our ability to commercialize our technology platform or products or product candidates based on our technology. Poor clinical trial results or delays may make it impossible to license a product or so reduce its attractiveness to a licensing partner that we will be unable to successfully commercialize a product.

We will need substantial additional funding to execute our business plan and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our commercialization efforts.

We will need substantial additional funding and may be unable to raise capital when needed or may be unable to raise capital on attractive terms, which would force us to delay, reduce or eliminate our technology development programs or commercialization efforts.

We believe that our existing cash resources, along with our $3.0 million private placement of common stock that closed in September 2009 and support from FhCMB collaborators, as further described beginning on page 5, will be sufficient to meet our projected operating requirements only through the summer of 2010. Our future funding requirements will depend on many factors, including:

•	our ability to advance product candidates based on our technology into development with licensees;

•	the success of our anticipated commercial agreements with licensees;

•	our ability to establish and maintain additional development agreements or other alternative arrangements;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of manufacturing activities;

•	the cost of commercialization activities, including marketing, sales and distribution;

•

the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including, if necessary, litigation costs and the results of such litigation; and

•	potential acquisition or in-licensing of other products or technologies.

If we are unsuccessful in raising additional capital or other alternative financing, we might have to defer or abandon our efforts to commercialize the intellectual property obtained from FhCMB and cease operations.

Our product development and commercialization involve a number of uncertainties, and we may never generate sufficient revenues from the sale of potential products to become profitable; therefore, we may raise funds which may be dilutive of our shareholders in the future.

We have generated no significant revenues to date. To generate revenue and to achieve profitability, we must successfully develop licenses for our platform and/or clinically test, market and sell our potential products. Even if we generate revenue and successfully achieve profitability, we cannot predict the level of that profitability or whether it will be sustainable. We expect that our operating results will fluctuate from period to period as a result of differences in when we incur expenses and receive revenues from sales of our potential products, business arrangements and other sources. Some of these fluctuations may be significant.

Until we can generate a sufficient amount of license and/or product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings and corporate product or technology development agreements and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders. If we raise additional funds through development and licensing arrangements with third parties, it will be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Even if we or our potential licensees successfully complete clinical trials for our product candidates, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application or biologics license application.

There can be no assurance that, if clinical trials for any of our product candidates are successfully completed, we will be able to submit a biologics license application (BLA), to the FDA or that any BLA we submit will be approved by the FDA in a timely manner, if at all. After completing clinical trials for a product candidate in humans, a dossier is prepared and submitted to the FDA as a BLA, and includes all preclinical and clinical trial data that clearly establish both short-term and long-term safety for a product candidate, and data that establishes the statistically significant efficacy of a product candidate, in order to allow the FDA to review such dossier and to consider a product candidate for approval for commercialization in the United States. If we are unable to submit a BLA with respect to any of our product candidates, or if any BLA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject BLAs and requires additional clinical trials, even when product candidates perform well or achieve favorable results in large-scale Phase 3 clinical trials. If we or our licensees fail to commercialize any product candidates based on our technology, we may be unable to generate sufficient revenues to continue operations or attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to significantly decrease.

We face competition from many different sources, including pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions, and such competition may adversely affect our ability to generate revenue from our products.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do.

Other companies may prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our platform technology for the purposes of establishing license agreements. For example, Novavax is developing vaccines for influenza, based on the use of cultured insect cells. Its candidate products are more advanced in development than ours are and have already demonstrated positive results in human clinical trials. Similarly, Medicago has announced preclinical experiments to produce influenza vaccines in green plants. Other companies, such as Vical, are attempting to develop vaccines based on the use of nucleic acids rather than proteins. If these efforts are successful in clinical trials, nucleic acid based vaccine technology may compete effectively against our technology platform and may potentially prevent us from being able to obtain commercial agreements or partnerships.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products based on other technology platforms that are safer, more effective, have fewer side effects or are less expensive than any products that we or our licensees may develop.

Finally, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We will depend significantly on arrangements with third parties to develop and commercialize our product candidates.

A key element of our business strategy is to establish arrangements with licensees to develop and commercialize product candidates. We and FhCMB currently are working within our business structure, which includes non-commercial arrangements as described above, to apply further our plant-based platform technology. Delays, withdrawals or other adverse changes to the current participants in our business structure might adversely affect our ability to develop and commercialize our product candidates.

We expect to rely upon our future business arrangements for support in advancing certain of our drug candidates and intend to rely on additional work under current and future arrangements during our efforts to commercialize our product candidates. Our contractors may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Our agreements might not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a contractor.

The success of our business arrangements will depend heavily on the efforts and activities of the organizations which are party to these arrangements. Our future contractual arrangements may provide significant discretion in determining the efforts and resources available to these programs. The risks that we face in connection with these arrangements, and that we anticipate being subject to in future arrangements, include the following:

•	Future agreements may be for fixed terms and subject to termination under various circumstances, including, in some cases, on short notice without cause.

•

Our future licensees may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the agreement with us.

•	Our future licensees may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products.

•

Our future licensees may not properly maintain or defend our intellectual property rights, or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability.

•

Our future licensees may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries. The ability of our product candidates and products to reach their potential could be limited if our licensees or customers decrease or fail to increase spending relating to such products.

Business arrangements with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations would adversely affect us financially and could harm our business reputation.

We may not be successful in establishing additional arrangements with third parties, which could adversely affect our ability to discover, develop and commercialize products.

We engaged FhCMB to perform research and development activities to apply our platform technology to create product candidates. We currently do not have other similar agreements with third parties. If we are able to obtain such agreements, however, these arrangements may not be scientifically or commercially successful. If we are unable to reach new agreements with suitable third parties, we may fail to meet our business objectives for the affected product or program. We face significant competition in seeking appropriate companies with which to create additional similar business structures. Moreover, these arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional alternative arrangements. The terms of any additional arrangements that we establish may not be favorable to us. Moreover, these arrangements may not be successful.

If third parties on whom we or our licensees will rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We have not yet contracted with any third parties to conduct our clinical trials. We will depend on licensees or on independent clinical investigators, contract research organizations and other third party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We will rely heavily on these parties for successful execution of our clinical trials but will not control many aspects of their activities. For example, the investigators may not be our employees. However, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

We face substantial uncertainty in our ability to protect our patents and proprietary technology.

Our ability to commercialize our products will depend, in part, on our ability to obtain patents, to enforce those patents and preserve trade secrets, and to operate without infringing on the proprietary rights of others. The patent positions of biotechnology companies like us are highly uncertain and involve complex legal and factual questions. We currently hold four issued U.S. patents for methods of expressing genes in plants, inducing gene silencing in plants, producing foreign nucleic acids and proteins in plants, and producing pharmaceutically active proteins in plants. We have 12 U.S. applications pending and more than 50 applications pending in Europe, Canada, Australia, China, India, Brazil, Japan, Hong Kong, South Africa and New Zealand for the intellectual property developed by FhCMB. There can be no assurance that:

•	patent applications owned by or licensed to us will result in issued patents;

•	patent protection will be secured for any particular technology;

•	any patents that have been or may be issued to us will be valid or enforceable;

•	any patents will provide meaningful protection to us;

•	others will not be able to design around the patents; or

•	our patents will provide a competitive advantage or have commercial application.

The failure to obtain and maintain adequate patent protection would have a material adverse effect on us and may adversely affect our ability to enter into, or affect the terms of, any arrangement for the marketing of any product. Please see “Business – Intellectual Property” for more information.

We cannot assure you that our patents will not be challenged by others.

There can be no assurance that patents owned by or licensed to us will not be challenged by others. We currently hold one issued U.S. patent for methods of inducing gene silencing in plants and one U.S. patent application for which we have received a notice of allowance, describing systems for expression of vaccine antigens in plants. Please see “Business – Intellectual Property” for more information on our current patents and patent applications. We could incur substantial costs in proceedings, including interference proceedings before the United States Patent and Trademark Office and comparable proceedings before similar agencies in other countries in connection with any claims that may arise in the future. These proceedings could result in adverse decisions about the patentability of our or our licensors’ inventions and products, as well as about the enforceability, validity or scope of protection afforded by the patents. Any adverse decisions about the patentability of our product candidates could cause us to either lose rights to develop and commercialize our product candidates or to license such rights at substantial cost to us. In addition, even if we were successful in such proceedings, the cost and delay of such proceedings would most likely have a material adverse effect on our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information, may not adequately protect our intellectual property, and will not prevent third parties from independently discovering technology similar to or in competition with our intellectual property.

We rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge, in part, through confidentiality agreements with our employees, consultants, advisors, collaborators and contractors. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants, advisors, collaborators or contractors develop inventions or processes independently that may be applicable to our technologies, product candidates or products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. If we fail to obtain or maintain trade secret protection for any reason, the competition we face could increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any products candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our customers, collaborators or licensees that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our customers, collaborators or licensees may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our customers, collaborators or licensees were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our customers, collaborators or licensees are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

Clinical trial and product liability insurance is volatile and may become increasingly expensive. As a result, we may be unable to obtain sufficient insurance or increase our existing coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, resulting in lower sales of any future commercialized product which we may have;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; or

•	the diversion of management’s attention from managing our business.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

The agreements we entered into with Integrated BioPharma in connection with the distribution could restrict our operations.

In connection with the August 2008 spin-off transaction that resulted in our becoming a separate, publicly-traded company, we and our former parent Integrated BioPharma, Inc. entered into a number of agreements that govern the spin-off and our future relationship. Each of these agreements were entered into in the context of our relationship to Integrated BioPharma as a subsidiary and our spin-off from Integrated BioPharma and, accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s-length negotiations with unaffiliated third parties. These agreements commit us to take actions, observe commitments and accept terms and conditions that are or may be advantageous to Integrated BioPharma but are or may be disadvantageous to us. The terms of these agreements include obligations and restrictive provisions, including, but not limited to:

•

an agreement to indemnify Integrated BioPharma, its affiliates, and each of their respective directors, officers, employees, agents and representatives from certain liabilities arising out of any litigation we are involved in and all liabilities that arise from our breach of, or performance under, the agreements we are entering into with Integrated BioPharma in connection with the distribution and for any of our liabilities; and

•

an agreement with regard to tax matters between ourselves and Integrated BioPharma which restricts our ability to engage in certain strategic or capital raising transactions, until August 2010, of a scale not contemplated by the offering described in this prospectus.

Current economic conditions may cause a decline in business spending which could adversely affect our business and financial performance.

Our operating results are impacted by the health of the North American economies. Our business and financial performance, including collection of our accounts receivable, recoverability of assets including investments, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility, recession, etc. Additionally, we may experience difficulties in scaling our operations to react to economic pressures in the U.S.

Our independent public accounting firm identified a material weakness in our internal control over financial reporting.

Our independent public accounting firm, J.H. Cohn LLP (“JHC”), communicated to our audit committee on February 10, 2010 that a material weakness existed in our internal control over financial reporting. This weakness was comprised of financial accounting and disclosure deficiencies and financial reporting deficiencies for non-routine, complex transactions. This weakness resulted in additions and corrections to disclosures in our Form 10-Q prior to filing and in us not implementing the guidance in ASC 815-40, “Derivative and Hedging – Contracts in an Entity’s Own Equity” in a timely manner, which required the restatement of our financial statements as of and for the quarter ended September 30, 2009. Upon receipt of the communication from JHC, management took immediate action to prospectively remediate this weakness by establishing an in-depth independent internal review that did not previously exist. Failure in the remediation of this weakness could diminish our ability to meet our financial reporting obligations in an accurate and timely manner.

Risks Relating to our Common Stock

We may need additional capital in the future which may not be available on commercially acceptable terms, if at all.

We have limited financial resources and incurred net losses during the fiscal years ended June 30, 2009 and June 30, 2008 and for the nine months ended March 31, 2010. We may need to obtain additional debt or equity funding to finance our working capital needs. If we are unable to identify a source of capital on acceptable terms, or at all, our business, financial condition and liquidity will be negatively affected.

Our future results may vary significantly in the future which may adversely affect the price of our common stock.

It is possible that our operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

Our common stock is considered “a penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. As the market price of our common stock has been less than $5.00 per share, our common stock is considered a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations for our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions of our certificate of incorporation, bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of his/her or its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

•	effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

We also are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers            shares of our common stock, including shares of our common stock underlying currently outstanding warrants, which, if such warrants were exercised, would represent approximately           % of our outstanding shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. Subject to certain restrictions, a person who has held restricted shares for a period of six months may sell common stock into the market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of common stock in this offering, assuming gross proceeds of $      million (which is the amount of gross proceeds received if the offering is fully subscribed), will be approximately $              million, after deducting the placement agent fees and estimated expenses of this offering. We may not be successful in selling any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing in this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We expect to use any proceeds received from the offering:

•	application of our technology to therapeutic protein product candidates;

•	application of our technology to vaccine product candidates; and

•	for general working capital needs.

Even if we sell all of the common stock subject to this offering on favorable terms, of which there can be no assurance, we will still need to obtain additional financing in the future in order to fully fund our product candidates through the regulatory approval process. We may seek such additional financing through public or private equity or debt offerings or other sources, including collaborative or other arrangements with corporate partners, and through government grants and contracts.

We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the common stock.

We anticipate that the net proceeds obtained from this offering will be used to fund the following initiatives in order of priority (in thousands):

Vaccine applications of our technology	$

Therapeutic protein applications of our technology	$

Other research and development programs	$

General working capital purposes	$

Maximum net proceeds of the offering	$

We expect to make our investment in the first two initiatives through research payments to FhCMB. In accordance with our agreement with FhCMB, FhCMB is required to expend an additional amount at least equal to the amounts paid by us for the same purposes.

We may invest the net proceeds received from this offering temporarily until we use them for their stated purpose.

DILUTION

Our reported net tangible book value as of March 31, 2010 was $     , or $      per share of common stock, based upon           shares outstanding as of that date. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of the shares of common stock offered in this offering at the offering price of $      per share, at March 31, 2010, after deducting placement agent fees and other estimated offering expenses payable by us, our net tangible book value at March 31, 2010 would have been approximately      , or $      per share. This represents an immediate increase in net tangible book value of approximately $      per share to our existing stockholders, and an immediate dilution of $      per share to investors purchasing shares in the offering.

The following table illustrates the per share dilution to investors purchasing units in the offering:

Public offering price per share		$

Net tangible book value per share as of March 31, 2010	$

Increase per share attributable to sale of shares to investors	$

As adjusted net tangible book value per share after the offering		$

Dilution per share to investors		$

Dilution as a percentage of the offering price			%

The foregoing illustration does not reflect potential dilution from the exercise of outstanding stock options or warrants to purchase shares of our common stock.

BUSINESS

Overview

iBio, Inc. is a biotechnology company focused on commercializing its proprietary technology, the iBioLaunch™ platform, for the production of biologics including vaccines and therapeutic proteins. Our strategy is to utilize our technology for development and manufacture of our own product candidates and to work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. Our near-term focus is to establish business arrangements for use of our technology by licensees for the development and production of products for the prevention and treatment of various infectious diseases. Vaccine candidates presently being advanced on our proprietary platform are applicable to newly emerging strains of H1N1 swine-like influenza and H5N1 for avian influenza.

In order to attract appropriate licensees and increase the value of our share of such intended contractual arrangements, we engaged the Center for Molecular Biology of Fraunhofer USA, Inc., or FhCMB, in 2004 to perform research and development activities to apply the platform to create our first product candidate. We selected a plant-based influenza vaccine for human use as the product candidate to exemplify the value of the platform. Based on research conducted by FhCMB, our proprietary technology is applicable to the production of vaccines for any strain of influenza including the newly-emerged strains of H1N1 swine-like influenza.

In connection with the research and development agreement, FhCMB agreed to use its best efforts to obtain grants from governmental and non-governmental entities to fund additional development of our proprietary plant-based technology. Consequently, in addition to the funding we have provided, FhCMB has received funding from the Bill & Melinda Gates Foundation for development of an experimental vaccine for H5N1 avian influenza based upon our proprietary technology.

We expect at least one of these vaccine candidates to begin Phase 1 clinical trials during the calendar year 2010.

In addition to the platform and product development engagements, in 2006, we engaged FhCMB to create a prototype production module for products made through the use of the platform. The purpose for this engagement was to demonstrate the ease and economy with which platform-based products could be manufactured, again in order to attract potential licensees and increase the value of our share of business arrangements. The prototype design, which encompasses the entire production process from the seeding through pre-infiltration plant growth, infiltration with agrobacteria, harvesting of plant tissue and purification of target proteins, was completed in May 2008. A pilot plant based upon this prototype was constructed in the FhCMB facility in Newark, Delaware. This facility and equipment in this facility is currently undergoing validation for cGMP production. Once validation of the facility is complete, it will be used for pilot scale cGMP production of protein targets for clinical trials of product candidates utilizing our platform technology.

We have established non-commercial arrangements among us, certain government entities, a non-governmental organization (which we refer to herein as a NGO) and FhCMB, pursuant to which we grant non-commercial rights to use our platform for the development and production by FhCMB of product candidates selected by the government entities and NGO, in consideration for grants by the government entities and NGO directly to FhCMB to fund such research and development.

Through (i) iBio/FhCMB contracts and (ii) the non-commercial arrangements described above, which we refer to collectively as the business structure, we retain ownership of the intellectual property and exclusive commercial rights in the fields of human health and veterinary influenza applications of the intellectual property. We license or otherwise grant use rights (a) to government and NGO entities for not-for-profit applications of the intellectual property for the development or application of which they granted or were granted funding, and (b) to FhCMB for research purposes and applications in other fields.

This business structure helps us to enhance the commercial rights and the scope of applications of our platform technology. It also helps us demonstrate the validity and apparent value of the platform to parties to whom we will offer licenses or other business opportunities. Outsourcing our research and development work allows us to develop our product candidates, and thereby promote the value of our platform for licensing and product development purposes, without bearing the full risk and expense of establishing and maintaining our own research and development staff and facilities.

Currently, all of our product candidates are in the preclinical development stage. We sometimes refer to the platform technology as “iBioLaunch™ technology” or the “iBioLaunch™ platform,” and we refer to the category of this technology as “plant-based technology” or as a “plant-based platform.”

We have exclusive control over and the rights to ownership of the intellectual property related to all human health and veterinary influenza applications of the plant-based technology developed by FhCMB. Current development projects include expansion of production capabilities, conducting proof-of-principle preclinical studies and planning clinical studies of proprietary influenza vaccines.

Many biotech drugs have been on the market long enough for patents on them to expire. Emerging opportunities for biosimilars (also known as biogenerics or follow-on biologics) creates potential for our platform technology to be used by potential licensees to enter the market utilizing what we expect to be an economical production system. We currently have no commercial partners for this category of products and we are unlikely to develop products in this category without the financial and marketing support of a commercial partner.

Historically, in addition to the development of the platform technology described in the preceding paragraphs, we have also generated sales of nutritional supplements utilizing plants as sources of high-quality nutritional minerals. We have a patented process for hydroponic growth of edible plants that causes them to accumulate high levels of important nutritional minerals such as chromium, selenium, iron and zinc. We utilized the services of various wholly-owned subsidiaries of our former parent company, Integrated BioPharma, Inc., to support us in the production, marketing and sales of these phytomineral products.

In November 2007, the Board of Directors of Integrated BioPharma approved a plan to distribute its equity interests in our company to its stockholders in the form of a dividend. The record date of the dividend was August 12, 2008 with a distribution date of August 18, 2008. The stockholders of Integrated BioPharma received one share of our common stock for each share of common stock they owned of Integrated BioPharma as of the record date. Immediately following the spin-off, we became a public company with stock traded on the OTC Bulletin Board under the symbol IBPM.

Effective April 1, 2009, we entered into an agreement with IHT Health Products, Inc. (a wholly owned subsidiary of Integrated BioPharma) wherein we granted an exclusive license to our patented process in consideration for a royalty of five percent (5%) of net sales and the obligation of IHT to maintain in force and good standing our patent and related intellectual property. At the same time, rights under the existing customer agreements have been beneficially transferred to IHT.

Our Business Structure

A key element of our business strategy is to establish business arrangements with licensees to use our platform technology for manufacturing vaccines and therapeutic proteins or for development and commercialization of our product candidates. Thus, we may enter into agreements with other parties to provide them with commercial rights to either our product candidates or with commercial rights to our platform technology itself for manufacturing of their own products.

We believe we can achieve our corporate objectives without employing a large staff, and anticipate maintaining our thinly-staffed employment structure with modest increases in staff as required to support new business relationships as required to develop and support new business relationships. As described above, FhCMB and our company are currently working within our business structure to develop product candidates based upon our plant-based platform technology pursuant to an agreement that continues until December 31, 2014. This is currently our only business relationship. The termination of this arrangement might adversely affect our ability to develop and commercialize our product candidates.

We have been relying upon FhCMB for support in advancing certain of our drug candidates and intend to rely on additional work with possible collaborators during further development and testing of our product candidates. With FhCMB we have been pursuing and obtaining non-dilutive government and non-governmental organization funding directed through FhCMB to provide supplemental funding for applications of our technology. To date, FhCMB has been awarded a total of approximately $16.4 million in grants from the Bill & Melinda Gates Foundation for development of product candidates based on the iBioLaunch platform and for research and development of vaccines against influenza, malaria and African sleeping sickness (trypanosomiasis).

In January 2009, our company and FhCMB agreed to defer further preparation for clinical trials of a seasonal flu vaccine candidate and instead to focus on clinical trials of a pandemic flu vaccine candidate of interest also to the Bill & Melinda Gates Foundation, which agreed to fund clinical trials of the pandemic flu candidate based upon our platform.

To facilitate the grant and continuing support, we agreed to make our platform technology available to various programs to complete development and provide “Global Access” to vaccines against influenza, rabies virus, malaria and trypanosomiasis, provided that if the Gates Foundation and FhCMB do not pursue such programs to completion, the subject rights revert to us. The term “Global Access” means access for people most in need within the developing world in low income and lower-middle-income countries, as identified by the World Bank. Because we have exclusive commercial rights to the technology and these products for human health applications, this grant and any further similar grants would benefit us by enabling FhCMB to enhance the platform technology and expand the information about the technical performance of product candidates derived from our technology. We may decide to commercially license such technology to advance into human clinical evaluation and eventual commercial development. The U.S. Department of Defense, or DoD, has also provided funding to FhCMB for preclinical and clinical studies for anthrax and plague vaccine projects, and this funding is similarly beneficial to us because we have retained the commercial rights to any technology improvements resulting from those projects.

In summary, the advancement of our technology has indirectly benefited from the funding and funding commitments of research and development activities at FhCMB in recent years by U.S. government and non-governmental organizations in amounts aggregating approximately $71 million.

Pursuant to the Technology Transfer Agreement between our company and FhCMB, effective as of January 1, 2004, we paid $3.6 million to FhCMB to acquire the exclusive rights in intellectual property owned by FhCMB and to obtain from FhCMB maintenance and support necessary to protect the intellectual property through the preparation and filing of patent applications in the United States and around the world. To date, four United States patents have been granted, and 12 are pending. More than 50 foreign patent applications corresponding to many of these applications are pending in various countries.

Our intellectual property comprises the technology platform pursuant to which hydroponically grown green plants can be used for the accelerated development and manufacture of high-value proteins of interest as candidate products applicable to a broad range of disease agents, such as influenza, sleeping sickness, anthrax, plague, HPV, and veterinary influenza applications.

By certain subsequent agreements, we engaged FhCMB to perform certain research activities for which we made payments when certain milestone tasks have been performed; such payments are conditioned only on the performance of the task, not upon the success or value of what is determined or discovered.

At various times since January 2004, we amended our agreements with FhCMB. These amendments include a commitment by FhCMB to further develop exclusively for and transfer to us rights to proprietary technology and intellectual property rights in the fields defined in the agreements comprising principally plant-based human vaccines, human antibodies, and human therapeutic proteins and veterinary applications of plant-based influenza vaccines. For these activities we have committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning November 2009. FhCMB is required to expend an additional amount at least equal to the amounts paid by us for the same purposes.

In addition, we are required to make royalty payments to FhCMB equal to 1% of all receipts derived by us from sales of products utilizing the proprietary technology and 15% of all receipts derived by us from licensing the propriety technology to third parties for a period of fifteen years. Minimum annual aggregate payments of $200,000 are required under the agreement beginning in 2010. In turn, FhCMB is required to pay us royalty payments equal to 9% of all receipts, if any, realized by FhCMB from sales, licensing or commercialization of the intellectual property licensed from us.

We participated with FhCMB from May 2007 through June 2009 on a contract from DARPA (Defense Advanced Research Agency) of the DoD for an $8.5 million project to further enhance our plant-based technology platform for accelerated manufacture of vaccines and antibodies. We served as a sub-contractor to FhCMB and derived revenues of $1,035,000 during that period. The contract facilitated construction of a pilot manufacturing plant using our platform technology with capacity to provide sufficient materials for clinical trials.

Our Product Candidates

Our short-term focus is to demonstrate the commercial value of our platform technology through its application to vaccines for influenza. In addition, in collaboration with FhCMB, we are also developing product candidates for the biodefense market and for infectious diseases important in the developing world such as human papilloma virus. We estimate that at least one product candidate based on our technology will enter Phase 1 human clinical testing during calendar 2010.

Seasonal and H1N1 Influenza Vaccines. We believe our technology is applicable to target vaccines directed against seasonal influenza virus strains. Our vaccine candidates have shown significant promise in preclinical efficacy studies in ferrets (the preferred animal model for testing influenza products). In an evaluation of three vaccine candidate formulations in groups of eight ferrets each along with both positive and negative controls. No adverse events were seen in any animals receiving our vaccine candidates. Only one animal receiving one of our vaccine candidates showed any measurable virus shedding which is an important measure of vaccine effectiveness. These results were as good as the results obtained with positive control animals. The immune responses and protective immunity induced by our vaccine candidates in these animal tests are equivalent to results expected from this type of test to indicate the probability of effectiveness in human subjects. More detail on these tests is available in the scientific paper published in 2008 in the journal Influenza and Other Respiratory Viruses, Volume 2, pages 33-40.

We believe our technology is applicable to the recently emerged H1N1 swine-like influenza strains, and we expect to modify our product development plans to incorporate H1N1 antigens into any new seasonal vaccine formulation we advance to clinical testing.

Unlike the most common method of producing vaccines against influenza, our process does not rely on chicken eggs and does not require work with whole influenza viruses. Rather, we produce subunit vaccines that are composed of only parts of the protein components of the disease-causing viruses. We believe our subunit vaccines are promising for prevention of influenza infection in humans because they have been demonstrated to prevent influenza infections in ferrets. The ferret is the animal species that is typically used to evaluate a candidate influenza vaccine in laboratory tests before it is tested on humans.

Pandemic Avian Influenza Vaccine. Through FhCMB and their funding from the Gates Foundation, we are developing vaccine candidates targeting highly pathogenic avian influenza (H5N1) viruses based upon the iBioLaunch™ Platform. These candidates have demonstrated immunogenicity and have been successfully tested in mice and ferrets for protective efficacy. Like our candidate vaccines for seasonal influenza, our candidate vaccines for avian influenza are subunit vaccines. Thus, we do not need to culture the intact avian influenza virus in order to produce our candidate vaccines. The Gates Foundation has committed significant funding to FhCMB for preclinical development of this pandemic influenza vaccine candidate using our technology. Our longer term goal is to develop a combined vaccine effective for preventing both seasonal and pandemic influenza infections.

Therapeutic Vaccine for Human Papilloma Virus. We have commercial rights to vaccine candidates developed pursuant to our business structure based on fusing a protein component of HPV called the E7 antigen, to the LicKM protein of the bacterium Clostridium thermocellum. Several of these candidate vaccine formulations have demonstrated sufficient immune stimulation and protection from disease in mouse experiments to justify further investment in its development as a potential human therapeutic product. In experimental tests in mice, with each formulation administered to ten mice, some candidates protected all of the mice from the growth of tumors caused by the HPV virus. Additional detail on these experiments was published in 2007 in the scientific journal Vaccine, 2007 Apr 20; 25(16):3018-21. We do not intend additional investment in this product candidate until either we identify a commercial sponsor of this program, or until we determine that our capital resources are sufficient to resume development without slowing our influenza product development priorities.

Biodefense Products. We have commercial rights to an oral anthrax booster vaccine candidate developed by FhCMB in collaboration with the Naval Medical Research Center (NMRC). Animal tests have demonstrated safety and efficacy of this product candidate. We also have commercial rights to candidate plague vaccines that FhCMB has demonstrated to be effective in non-human primate tests in which four groups of two monkeys each were inoculated and then challenged with plague infection. Detailed results of these experiments were published in 2007 in the scientific journal Vaccine, 2007 Apr 20; 25(16):3014-7.

Under DoD sponsorship, FhCMB conducted rabbit and non-human primate studies on a proprietary multi-agent anthrax and plague vaccine. FhCMB also developed a proprietary antibody for potential treatment of anthrax infections. A study in non-human primates demonstrated 100% protection against challenge with anthrax spores, and dose de-escalation studies are currently underway. We have exclusive commercial rights to these product candidates for use in human health. We have not established any commercial relationships for further development of these products and do not intend additional investment in this product until we identify a commercial sponsor of this program. Recent grant commitments to FhCMB from third parties include $9.85 million from the Bill & Melinda Gates Foundation for a human clinical trial of an avian influenza vaccine and further development of a malaria vaccine candidate, $4.4 million from DARPA for a human clinical trial of an H1N1 influenza vaccine, and $5.3 million from the Defense Threat Reduction Agency for further development of a combination anthrax-plague vaccine.

Vaccines for Developing Markets. Funding for developing-world products comes primarily from FhCMB’s collaborators, especially the Gates Foundation, and supplements the research and development payments that we make to FhCMB to advance and expand the technology to which we have exclusive commercial rights. This supplemental funding provides significant benefits in technology optimization and is synergistic with our product development programs. Through these developing world programs positive preclinical immunogenicity and efficacy results have been obtained for vaccines for HPV, trypanosomiasis and malaria.

Target Markets

Based on scientific data produced by FhCMB, we believe that our platform technology is well-suited for application to both vaccines and certain therapeutic proteins. We provide summary information on product markets of interest to us in subsequent paragraphs. However, our current business focus is primarily on establishing the necessary capability, information and data necessary to support commercial licensing of our platform technology for broad protein manufacturing purposes as well as for specific vaccine and therapeutic product candidates. We assume that the potential advantages of our technology will enable us to compete effectively against other providers of technology for biotechnology product manufacturing which may be slower, more capital intensive, or more costly to operate, but we have not attempted to quantify such hypothetical demand for access to our platform technology for general biotechnology product manufacturing purposes.

Vaccines are well established in clinical practice, and the route to regulatory approval for product marketing is clear based on guidance documents issued by the FDA and available at the FDA’s website, www.fda.gov. We have focused our expertise on two important markets, influenza and HPV. We also believe our platform is useful for the development of products for diseases of potential bioterrorism importance (most of which also are serious health problems in the developing world).

Influenza Market. We believe that we can achieve commercial success by applying our platform technology to the development of vaccines for prevention of influenza infections and to the establishment of validated technology for rapid response to the outbreak of new strains of influenza. We believe that market demand for influenza vaccines and therapeutics is growing quickly, driven by the pandemic threat of H1N1 swine-like influenza and the continuing threat of a potential pandemic outbreak of avian influenza. Vaccine sales in the seven major markets (US, UK, Germany, France, Italy, Spain and Japan) are expected to more than double to $4.9 billion by 2016. These estimates are based on a market analysis conducted by Datamonitor. Datamonitor also states that current manufacturing capacity, even prior to the H1N1 outbreak, is not sufficient to provide enough flu vaccine even for high-risk populations. Consequently, one of the most important challenges facing the industry is the development of novel, faster manufacturing methods that offer higher yields. We believe that, with further clinical testing and development, the iBioLaunch platform, our proprietary technology platform described in the following paragraphs, will be able to address such a critical need. We have demonstrated the efficiencies of this technology at a laboratory level by producing candidate influenza vaccines in weeks versus the months required for commercially-used chicken egg methods. The yields we have obtained in these laboratory experiments are high enough to be competitive with other methods if we can achieve the same yields and the same time efficiencies on a commercial scale. We, however, have not yet tested our technology at the scale that will be required for commercial use, nor at a scale sufficient to conclude what our commercial cost of goods will be.

Biodefense Market. In collaboration with FhCMB and future commercial partners, we expect to participate in the introduction of important new prevention and treatment products as potential countermeasures against bioterrorism threats and for use in the developing world. We do not currently have any commercial partners.

Research and Development

Our iBioLaunch technology is a platform that uses green plants for the accelerated development and manufacture of high value proteins of immediate interest as product candidates. We believe that our technology is applicable to a broad range of disease agents, based on laboratory experiments conducted to date. We believe we can target rapidly evolving disease agents and develop product candidates that will demonstrate high safety, potency and efficacy. We believe that we will be able to license our iBioLaunch technology to corporations that will scale it up to commercial levels to provide a means of effectively manufacturing pharmaceutical proteins and vaccines.

The iBioLaunch technology is used in a series of steps. First, normal green plants are grown for a few weeks, and at the same time, genes of interest are inserted into proprietary target DNA plasmids. A plasmid is a DNA molecule, usually circular, that can replicate inside a cell, such as a bacterial cell. These plasmids include sequences derived from plant viruses to enable easier activation of genes of interest inside living green plant tissue and also sequences derived from the bacterium, Agrobacterium tumefaciens, to enable efficient transfer of the entire vehicle into green plant tissue and activation of the genes once inside. Secondly, once both the plants and the plasmids with the new gene or genes of interest are ready, we transfer the engineered plasmids into plants by first putting them into Agrobacteria and then infusing the living Agrobacteria into growing green plants where the protein encoded by the new gene can be produced. After the transfer of bacteria into plants, the plants are grown for approximately an additional week and then the plant tissue is harvested and the desired protein or vaccine molecules are extracted and purified.

Because this entire process uses commonly available materials, we are not dependent on unique sources of raw material, nor are we limited to purchasing from single suppliers. The process is fast enough and inexpensive enough to enable more experiments to be conducted in a given period of time than can usually be conducted with slower or more expensive technology such as cultured animal cells and bioreactor methods. A more technically detailed description of this technology and its use was published in 2007 in the scientific journal Influenza and Other Respiratory Viruses, volume 1, pages 19-25. Note that in this publication, the term iBioLaunch is not used to describe the technology because that commercial designation was created after the publication of these scientific data.

Because our iBioLaunch technology has proven useful at a laboratory level in the production of high value proteins of immediate interest as product candidates, we believe it can be applied to commercial product development and biologic pharmaceutical manufacturing. Advantages of our platform technology include its short development time-frame for the harvesting of the applicable protein or vaccine molecules and applicability to a broad range of disease agents. This has enabled us, at a laboratory level, to target rapidly evolving disease agents and develop product candidates which have demonstrated high safety, potency and efficacy in laboratory animal tests.

The table below summarizes the results of tests conducted to date to assess the breadth of applicability of our platform technology. Some, but not all, of the listed targets are currently being pursued as product candidates by us to document the effectiveness of our platform technology. However, this table is presented to illustrate the breadth of applicability of our technology, rather than as a list of products under active development.

Target	Produced via iBioLaunch	In vitro characterization complete	Immunogenicity demonstrated in animal model	Efficacy demonstrated in animal model

Influenza (vaccine)	X	X	X	X

Anthrax (vaccine)	X	X	X	X

Plague (vaccine)	X	X	X	X

RSV (vaccine)	X	X	X	X

Malaria (vaccine)	X	X	X	UT

Trypanosomes (vaccine)	X	X	X	X

HPV (vaccine)	X	X	X	X

Measles (vaccine)	X	X	X	UT

Influenza antibody (therapeutic/diagnostic)	X	X	NA	UT

Anthrax antibody (therapeutic)	X	X	NA	X

Tetanus toxin antibody (therapeutic)	X	X	NA	UT

hGH (therapeutic)	X	X	NA	UT

GM-CSF (therapeutic)	X	X	NA	UT

Diabetes autoantigen (diagnostic)	X	X	NA	UT

NA = not applicable UT = untested

We currently are prioritizing H1N1 influenza vaccine candidates for our in-house research and development portfolio.

Intellectual Property

We exclusively control intellectual property developed at FhCMB for human health applications of plant-based production and protein expression systems. We also exclusively control the veterinary field for plant-made influenza vaccines. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the U.S. and foreign jurisdictions to cover certain aspects of our technology.

For the intellectual property developed by FhCMB, we currently hold two issued U.S. patents, one for inducing gene silencing in plants and one for transient expression of genes for foreign proteins, such as vaccine antigens, in plantswhich expire in 2022 and 2025, respectively. We have an additional 17 U.S. patent applications pending. Similarly, we are preparing patent applications relating to our expanding technology for filing in the U.S. and abroad. We have also applied for patents in numerous foreign countries, including Europe, Canada, Australia, China, India, Brazil, Japan, Hong Kong and New Zealand. We currently have 93 pending foreign patent applications. The following summarizes the issued and pending patent applications on our technology and products:

Issued Technology Filing (U.S.)

•	Virus-induced gene silencing in plants

•	Transient expression of foreign genes in plants

Pending Technology Filings (U.S. and International)

•	Virus-induced gene silencing in plants (International)

•	Activation of transgenes in plants by viral vectors

•	Protein production in seedlings

•	Agroinfiltration of plants with launch vector

•	Transient expression of proteins in plants

•	Thermostable carrier molecule

•	Protein expression in clonal root cultures

Pending Product Filings (U.S. and International)

•	Antibodies

•	Influenza vaccines

•	Influenza therapeutic antibodies

•	Anthrax vaccines

•	Plague vaccine

•	HPV vaccines

•	Trypanosomiasis vaccine

Sales and Marketing

While we have not established commercial licenses for our platform technology and while we currently have not yet entered into Phase 1 studies with any of our product candidates, we expect to commercialize our first influenza product through a business agreement with one or more larger firms. We have established no such agreements, and we currently expect to obtain Phase 1 or equivalent human clinical data before negotiating license or marketing agreements for product candidates. By bearing the initial product development risk ourselves, we expect to be able to negotiate more favorable terms with our partners, and to achieve a higher return on investment, than would be possible with commercial agreements negotiated at an earlier stage of development.

FhCMB has demonstrated efficacy of an anthrax vaccine candidate and an anthrax-plague combination vaccine candidate in relevant animal model challenge studies. With funding from government sources, we plan to complete preclinical studies required for human safety evaluation. Our strategy for introduction of these products into the market includes partnership with one or more firms experienced in biodefense product commercialization and federal government procurement. We have not yet begun negotiations to obtain such a partnership arrangement.

We believe our technology platform will be attractive to other parties for vaccine and therapeutic protein manufacturing purposes. We anticipate marketing our technology for such purposes and plan to provide commercial technology transfer services to such third-party licensees if we are successful in negotiating such arrangements.

We have no experience in the sales, marketing and distribution of pharmaceutical products or in commercial technology transfer operations. If in the future we fail to establish commercial licenses for our platform technology or we fail to reach or elect not to enter into an arrangement with a partner with respect to the sales and marketing of any of our future potential product candidates, we would need to develop a sales and marketing organization with supporting distribution capability in order to market such products directly. Significant additional expenditures would be required for us to develop such an in-house sales and marketing organization.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop based on the use of our platform technology.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Several large pharmaceutical companies are currently already in the seasonal influenza vaccine business, and are likely to enter the market with new H1N1 vaccines produced with conventional technology. In addition, Protein Sciences Corporation was awarded a U.S. government contract to develop a new H1N1 vaccine based on its insect virus technology. Five injectable influenza vaccines are approved for use in the U.S. These include Afluria made by CSL Limited, Fluzone made by Sanofi-Pasteur, Fluarix made by GlaxoSmithKline, Flulaval made by ID Biomedical and distributed by GlaxoSmithKline, and Fluvirin made by Novartis. In addition, a nasally-administered influenza vaccine called FluMist is made by MedImmune. If we are successful in obtaining regulatory approval for our influenza vaccine candidate, we would have to compete against these large companies.

Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our platform technology for the purposes of establishing license agreements. For example, Novavax is developing vaccines for influenza, based on the use of cultured insect cells. Its candidate products are more advanced in development than ours are and have already demonstrated positive results in human clinical trials. Similarly, Medicago has announced preclinical experiments to produce influenza vaccines in green plants. Other companies, such as Vical, are attempting to develop vaccines based on the use of nucleic acids rather than proteins. If these efforts are successful in clinical trials, nucleic acid based vaccine products may compete effectively against our products and may potentially prevent us from being able to obtain commercial agreements or partnerships to enter the market.

In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We expect to rely upon licensees, collaborators or customers for support in advancing certain of our drug candidates and intend to rely on additional work with our collaborators during our efforts to commercialize our product candidates. Our licensees, collaborators or customers may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Agreements with collaborators may not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a customer.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. For example, the drugs oseltamivir, amantadine, and zanamivir are used to treat certain influenza infections, and Merck’s vaccine to prevent HPV infection has been approved by the FDA with a similar vaccine developed by GlaxoSmithKline in late-stage development. There are also a number of companies working to develop new drugs and other therapies for diseases of commercial interest to us that are undergoing various stages of testing including clinical trials. The key competitive factors affecting the success of all of our product candidates are likely to be their efficacy, safety profile, price and convenience.

Government Regulation and Product Approval

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical drugs and vaccines. All of the vaccine, therapeutic or diagnostic products developed from our platform technology will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs and vaccines are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the Food & Drug Administration, or FDA, and regulatory authorities in other countries. In the U.S., various federal, and, in some cases, state statutes and regulations, also govern or impact the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, if and when obtained for any of our product candidates, may be limited in scope, which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Please see “Risk Factors” for additional information on the regulatory risks we face in attempting to develop products for human use.

Before testing any compounds with potential therapeutic value in human subjects in the U.S., we must satisfy stringent government requirements for preclinical studies. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. “In vitro” refers to tests conducted with cells in culture and “in vivo” refers to tests conducted in animals. Preclinical testing results obtained from studies in several animal species, as well as data from in vitro studies, are submitted to the FDA as part of an Investigational New Drug application, or IND, and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial trials in human volunteers. In the case of candidate vaccine products, animal immunogenicity and immune protection tests must establish a sound scientific basis to believe that the product candidate may be beneficial when administered to humans.

In order to test a new biologic product or vaccine in humans in the U.S., an IND must be filed with the FDA. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concern or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. For additional information on the most recent FDA regulations and guidance on vaccine and therapeutic product testing and approval, see its website at http://www.fda.gov.

Any products we or a licensee manufactures or distributes under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMPs (current Good Manufacturing Practices), which are the standards the FDA requires be met during the manufacturing of drugs and biologic products, and which impose procedural and documentation requirements upon us and any third party manufacturers we utilize.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our product candidates. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

The product testing and clinical trial requirements that must be met before a product candidate can be marketed are substantial, time-consuming, and require investments of millions of dollars per product candidate. We must test our vaccine candidates for safety in Phase 1 clinical trials.

Vaccine candidates for use in preventing disease will be administered to healthy people, and, therefore, the standards for safety and the requirement for absence of unwanted side-effects are high. In addition to demonstrating safety, we must also demonstrate that our vaccine candidates are capable of stimulating an immune response in human subjects that convinces knowledgeable scientists and physicians that the vaccine candidate is likely to be beneficial in inducing protective immunity against the disease of interest. We must then demonstrate in humans that subjects receiving our vaccine candidate develop the disease of interest at a lower rate than subjects who do not receive our candidate. In addition, when a product is already available for use in the United States, such as vaccines for prevention of influenza infection, we must demonstrate that our vaccine candidate is not inferior to the available product.

Product Liability

Our business involves exposure to potential product liability risks that are inherent in the development, manufacture, and sale of pharmaceutical products.

Prior to our spin-off from Integrated BioPharma, we maintained product liability insurance for sales of our phytomineral products through Integrated BioPharma’s product liability insurance policy at $5.0 million per occurrence with a $5.0 million aggregate. Our sales of phytomineral products continued to be covered under Integrated BioPharma’s product liability policy through April 1, 2009 when, as previously discussed, we entered into an agreement with a subsidiary of Integrated BioPharma wherein we granted an exclusive license to that subsidiary to manufacture and sell phytomineral products produced using our patented process in consideration for a royalty of five percent (5%) of net sales. We will need to purchase our own product liability insurance policy to cover any of our clinical trial and product liability risks. We anticipate that our product liability coverage will be at least comparable to our prior coverage. However,

•	we may not be able to obtain product liability insurance for future trials;

•	we may not be able to obtain product liability insurance for future products;

•	we may not be able to maintain product liability insurance on acceptable terms;

•	we may not be able to secure increased coverage as the commercialization of our technology proceeds; or

•	our insurance may not provide adequate protection against potential liabilities.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management’s attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

Employees

As of June 2, 2010, we had two full-time employees and two part-time employees. Our employees are not represented by any union and are not the subject of a collective bargaining agreement. We believe that we have a good relationship with our employees. We expect our number of employees to remain unchanged during the next twelve months. Since our business strategy is based on outsourcing our development and clinical trial work to third parties, we believe this staffing level will be sufficient to meet our needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited financial statements and corresponding notes, and the unaudited pro forma financial statements and corresponding notes, found elsewhere in this information statement. This section of the prospectus contains forward-looking statements. Please see the section titled “Forward-looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

iBio, Inc. is a biotechnology company focused on commercializing its proprietary technology, the iBioLaunch™ platform, for the production of biologics including vaccines and therapeutic proteins. Our strategy is to utilize our technology for development and manufacture of our own product candidates and to work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. Our near-term focus is to establish business arrangements for use of our technology by licensees for the development and production of products for the prevention and treatment of various infectious diseases. Vaccine candidates presently being advanced on our proprietary platform are applicable to newly emerging strains of H1N1 swine-like influenza and H5N1 for avian influenza.

In order to attract appropriate licensees and increase the value of our share of such intended contractual arrangements, we engaged FhCMB in 2004 to perform research and development activities to apply the platform to create our first product candidate. We selected a plant-based influenza vaccine for human use as the product candidate to exemplify the value of the platform. Based on research conducted by FhCMB, our proprietary technology is applicable to the production of vaccines for any strain of influenza including the newly-emerged strains of H1N1 swine-like influenza.

In connection with the research and development agreement, FhCMB agreed to use its best efforts to obtain grants from governmental and non-governmental entities to fund additional development of our proprietary plant-based technology. Consequently, in addition to the funding we have provided, FhCMB has received funding from the Bill & Melinda Gates Foundation for development of an experimental vaccine for H5N1 avian influenza based upon our proprietary technology.

We expect at least one of these vaccine candidates to begin Phase 1 clinical trials during the calendar year 2010.

Our financial statements were prepared under the assumption that we will continue as a going concern for the next twelve months. Our ability to do so is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures, and/or generate revenue. Our financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Current cash and working capital resources are expected to support our activities through the summer of 2010. We plan to fund our development and commercialization activities during the balance of 2010 and beyond through licensing arrangements and/or the sale of equity securities as more fully described in the Liquidity and Capital Resources section in the following paragraphs.

Liquidity and Capital Resources

We had cash of $1,495,000 at March 31, 2010 compared to $1,039,000 at June 30, 2009. This increase of $456,000, or 44%, was due to net proceeds of $2,796,000 from the sale of common stock offset by net cash used of $1,830,000 and $510,000 related to operating activities and investing activities, respectively. We had negative working capital of $329,000 at March 31, 2010. The calculation of this working capital amount is net of the derivative instrument liability of $799,000 as of that date.

Current cash and working capital resources are expected to support our activities through the summer of 2010. This includes a commitment to make payments to FhCMB of $1 million in April 2010. As of June 2, 2010, we had not made that payment due to pending delivery of certain information from FhCMB and finalization of near term service objectives.

We plan to fund our development and commercialization activities during the balance of 2010 and beyond through licensing arrangements and/or the sale of equity securities. We cannot be certain that such funding will be available on acceptable terms, or available at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. If we are unable to raise funds when required or on acceptable terms, we may have to: a) Significantly delay, scale back, or discontinue the development and/or commercialization of one or more product candidates; b) Seek collaborators for product candidates at an earlier stage than would otherwise be desirable and/or on terms that are less favorable than might otherwise be available; or c) Relinquish or otherwise dispose of rights to technologies, product candidates, or products that we would otherwise seek to develop or commercialize ourselves.

Critical Accounting Policies

The following accounting policies are critical in fully understanding and evaluating our financial statements:

a)	Valuation and recovery of intangible assets;

b)	Stock-based compensation; and

c)	Valuation of derivative instruments.

Our accounting policies are described in Note 2 to the audited financial statements contained in this prospectus and, with respect to the valuation of derivative instruments, in Note 6 to the quarterly financial statements contained in this prospectus.

Results of Operations

For the three months ended March 31, 2010 versus March 31, 2009

Sales and cost of goods sold for the three months ended March 31, 2010 were both zero as compared to $327,000 and $166,000, respectively, for the comparable period in 2009. These decreases were primarily attributable to the discontinuance of sales of nutritional supplements effective April 1, 2009. Effective on that date, we licensed that technology and transferred all such customer relationships to a subsidiary of our former parent in consideration for a 5% royalty on future net sales. That transaction relieved us of the prospective expenses associated with the sales, customer relations, and administrative burden of managing that business, financing its operations, and maintaining the related intellectual property.

Research and development expense for the three months ended March 31, 2010 was $1,056,000 compared to $83,000 for the comparable period in 2009. This increase of $973,000, or 1,200%, was primarily due to: a) An increase of $1,000,000 in services provided by FhCMB; b) An increase of $46,000 related to the hiring of a Chief Scientific Officer during the three months ended March 31, 2010; and c) A decrease of $83,000 in personnel costs as those individuals are now full-time employees of FhCMB.

General and administrative expense for the three months ended March 31, 2010 was $537,000 compared to $405,000 for the comparable period in 2009. This increase of $132,000, or 33%, was primarily due to an increase of $38,000 in financial advisory fees, $30,000 in investor and public relations services, and $26,000 in other public company related expenses. Such increases reflected expenses associated with our now being a stand-alone public entity effective with the spin-off from its former parent in August 2008.

Other income (expense) for the three months ended March 31, 2010 was ($51,000) compared to $3,000 the comparable period in 2009. This change consisted of the following:

	2010	2009

Interest income	$3,000	$3,000
Royalty income	4,000	—
Change in the fair value of derivative instrument liability	(58,000)	—

Total	$(51,000)	$3,000

a)	Interest income was comparable.

b)

The presence of royalty income in 2010 when there was no comparable amount in 2008 relates to an agreement with a subsidiary of our former parent which commenced in April 2009 (see the discussion in the “sales and cost of goods sold” paragraph above).

c)

The $58,000 expense related to the change in the fair value of derivative financial instruments is recorded in accordance with the guidance in ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” which became effective for us on July 1, 2009 and is further discussed in Note 6 to the quarterly financial statements.

The accounting guidance applicable to these warrants requires us (assuming all other inputs to the Black-Scholes model remain constant), to record a non-cash expense when our stock price is rising and recording non-cash income when our stock price is falling. The estimated fair value of this derivative liability increased from $741,000 at December 31, 2009 to $799,000 at March 31, 2010 primarily as a result of an increase in our stock price during that same period. The resulting change of $58,000 has been reported as non-cash expense in our condensed statement of operations as a component of other income (expense) and has no effect upon our operating cash flow.

The calculation of this derivative liability is affected by factors which are subject to significant fluctuations and are not under our control. Consequently, this liability and, therefore, the resulting effect upon our net loss is subject to significant fluctuations and will continue to be subject to significant fluctuations until the warrants either expire in August 2013 or are exercised prior to that date.

Income tax expense for the three months ended March 31, 2010 and 2009 reflects estimates for the minimum amounts of state income taxes due in states where we are required to file income tax returns. Our deferred tax assets resulting from our net operating losses are fully reserved in a valuation allowance account since it is more likely than not that such assets will not be realized.

For the nine months ended March 31, 2010 versus March 31, 2009

Sales and cost of goods sold for the nine months ended March 31, 2010 were both zero as compared to $1,039,000 and $497,000, respectively, for the comparable period in 2009. These decreases were primarily attributable to the discontinuance of sales of nutritional supplements effective April 1, 2009. Effective on that date, we licensed that technology and transferred all such customer relationships to a subsidiary of our former parent in consideration for a 5% royalty on future net sales. That transaction relieved us of the prospective expenses associated with the sales, customer relations, and administrative burden of managing that business, financing our operations, and maintaining the related intellectual property.

Research and development expense for the nine months ended March 31, 2010 was $1,414,000 compared to $714,000 for the comparable period in 2009. This increase of $700,000, or 98%, was primarily due to: a) An increase of $750,000 in services provided by FhCMB; b) A decrease of $214,000 in personnel costs as those individuals are now full-time employees of FhCMB; c) An increase of $46,000 in costs related to the hiring of a Chief Scientific Officer; and d) An increase of $126,000 consisting primarily of expense related to the preparation of an Investigational New Drug application (IND) filing with the United States Food and Drug Administration.

General and administrative expense for the nine months ended March 31, 2010 was $1,508,000 compared to $1,277,000 for the comparable period in 2009. This increase of $231,000, or 18%, was primarily due to an increase of $116,000 in financial advisory fees and an increase of $91,000 in investor and public relations services. Such changes are associated with our now being a stand-alone public entity effective with the spin-off from our former parent in August 2008.

Other income (expense) for the nine months ended March 31, 2010 was an expense of ($571,000) compared to income of $18,000 the comparable period in 2009. This change consisted of the following:

	2010	2009

Interest income	$11,000	$18,000
Royalty income	18,000	—
Change in the fair value of derivative instrument liability	(600,000)	—

Total	$(571,000)	$18,000

a)	Interest income decreased by $7,000 reflecting the lower average balance of cash on hand during the comparable periods and lower interest rates.

b)

The presence of royalty income in 2010 when there was no comparable amount in 2009 relates to an agreement with a subsidiary of our former parent which commenced in April 2009 (see the discussion in the “sales and cost of goods sold” paragraph above).

c)

The $600,000 expense related to the change in the fair value of derivative financial instruments is recorded in accordance with the guidance in ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” which became effective for us on July 1, 2009 and is further discussed in Note 6 to these financial statements.

The accounting guidance applicable to these warrants requires us (assuming all other inputs to the Black-Scholes model remain constant), to record a non-cash expense when our stock price is rising and recording non-cash income when our stock price is falling. The estimated fair value of this derivative liability increased from $199,000 at July 1, 2009 to $799,000 at March 31, 2010 primarily as a result of an increase in our stock price during that same period. The resulting change of $600,000 has been reported as non-cash expense in our condensed statement of operations as a component of other income (expense).

The calculation of this derivative liability is affected by factors which are subject to significant fluctuations and are not under our control. Consequently, this liability and, therefore, the resulting effect upon our net loss is subject to significant fluctuations and will continue to be subject to significant fluctuations until the warrants either expire in August 2013 or are exercised prior to that date.

Income tax expense for the nine months ended March 31, 2010 and 2009 reflects estimates for the minimum amounts of state income taxes due in states where we are required to file income tax returns. Our deferred tax assets resulting from our net operating losses are fully reserved in a valuation allowance account since it is more likely than not that such assets will not be realized.

Fiscal year ended June 30, 2009 compared to the fiscal year ended June 30, 2008

Net Sales. Net sales for the fiscal year ended June 30, 2009 and 2008 were $1,177,000 and $987,000, respectively, an increase of $190,000 or 19%. Sales under our supply agreement with Mannatech represented 49% and 92% for the fiscal years ended June 30, 2009 and 2008, respectively. This decrease is attributable to the inclusion of sales from FhCMB during the year ended June 30, 2009 as described in the following paragraph.

For the fiscal year ended June 30, 2009, nutraceutical sales under our supply agreement with Mannatech were derived from two customers, L. Perrigo Company (14%) (formerly, JB Laboratories, Inc.) and Natural Alternatives International (35%). They became our customers under our supply agreement with Mannatech at the direction of Mannatech for the purpose of supplying certain raw materials in the manufacturing process of Mannatech’s nutraceutical product lines. The remaining customer during the year ended June 30, 2009, FhCMB, represented 49% of net sales and relates to our subcontract agreement with FhCMB under their DARPA (Defense Advanced Research Agency) grant. Our subcontract agreement with FhCMB concluded on June 30, 2009. For the fiscal year ended June 30, 2008, the majority of sales under our supply agreement with Mannatech were derived from the same two customers, L. Perrigo Company (41%) and Natural Alternatives International (51%).

Effective April 1, 2009, we licensed the technology related to the nutraceutical sales and transferred the customer relationships to a subsidiary of our Former Parent in consideration for a 5% royalty on net sales.

Cost of sales. Cost of sales increased to $501,000 for the fiscal year ended June 30, 2009, as compared to $485,000 for the fiscal year ended June 30, 2008. Cost of sales, as a percentage of sales, were 42% and 49%, respectively, for the fiscal years ended June 30, 2009 and 2008.

Research and Development Costs. Our research and development costs were $797,000 in the fiscal year ended June 30, 2009 compared to $550,000 in the fiscal year ended June 30, 2008. Research and development costs consist primarily of payments made or owed to FhCMB in reaching milestones under our research agreements with them. The increase of $247,000 was primarily the result in a $250,000 increase of payments made to FhCMB under our research agreements with them.

Selling and Administrative Expenses. Selling and administrative expenses were $1,805,000 for the fiscal year ended June 30, 2009, a decrease of $13,000 or 1% as compared with $1,818,000 for the fiscal year ended June 30, 2008. A tabular presentation of the changes in selling and administrative expenses is as follows:

	Fiscal Year Ended June 30,		Variance

	2009	2008	Amount	%

Corporate support	$23,000	$315,000	$(292,000)	-93%
Loss on investment	—	254,000	(254,000)	-100%
Salaries and employee benefits	614,000	351,000	263,000	75%
Depreciation and amortization expense	284,000	245,000	39,000	16%
Lab expenses	57,000	117,000	(60,000)	-51%
Travel and entertainment	90,000	96,000	(6,000)	-6%
Consulting and other professional fees	609,000	291,000	318,000	109%
Stock-based compensation	13,000	56,000	(43,000)	-77%
Other	115,000	93,000	22,000	24%

Total	$1,805,000	$1,818,000	$(13,000)	-1%

Corporate support charges from Integrated BioPharma decreased to approximately $23,000 in the fiscal year ended June 30, 2009 from approximately $315,000 from the fiscal year ended June 30, 2008, adecrease of approximately $291,000 or 93% due to the fact that such charges ceased as of the August 18, 2008, the distribution date of the spin-off from our former parent.

Corporate support charges consisted of the following:

	Fiscal Year Ended June 30,

	2009	2008

Salary allocation	$15,000	$146,000
Overhead allocation	8,000	169,000

Total	$23,000	$315,000

In December 2006, we made in an investment in a private biotech company that was in its initial stages of filing to become a public company. In the fiscal year ended June 30, 2008, our company, based in part on information from public filings of the biotech company, charged off our entire investment, $254,000, in this biotech company.

Salaries and employee benefits increased to $614,000 in the fiscal year ended June 30, 2009 from $351,000 in the fiscal year ended June 30, 2008, an increase of approximately $263,000 or 75%. The increase is attributable to our continued expansion of our operations and staff. The number of employees increased from five during the fiscal year ended June 30, 2008, some of which were only employed during a portion of that year, to seven during the fiscal year ended June 30, 2009, all of which were employed throughout that entire year. Subsequent to June 30, 2009, the number of employees decreased to three as several employees joined FhCMB as agreed to by all parties.

Depreciation and amortization expense increased to approximately $284,000 in the fiscal year ended June 30, 2009 from approximately $245,000 in the fiscal year ended June 30, 2008, or approximately $39,000 or 16%. The increase is due to continued capitalization of patent costs during the year ended June 30, 2009 and an increase in the related amortization expense.

Lab expense decreased to $57,000 in the fiscal year ended June 30, 2009 from $117,000 in the fiscal year ended June 30, 2008, a decrease of approximately $60,000 or 51%. This decrease is primarily attributable to a reduction in lab supplies of $37,000.

Travel and entertainment expenses decreased to $90,000 in the fiscal year ended June 30, 2009 from $96,000 in the fiscal year ended June 30, 2008, a decrease of approximately $6,000 or 6%. A substantial portion of such costs is attributable to the geographical diversity of our management team and the costs related to their travel requirements. For example, our corporate office is located in Delaware, our president resides in California, and our Chief Scientific Officer, at such time, resided in London. Such expenses are comparable to the prior year.

Consulting and other professional fees increased to $609,000 in the fiscal year ended June 30, 2009 from $291,000 in the fiscal year ended June 30, 2008, an increase of $318,000 or 109%. This increase is primarily attributable to increases in legal fees of $136,000, audit fees of $110,000, and ongoing accounting and reporting support provided by our former parent of $90,000 all related to and incurred after the August 18, 2008 spin-off from our former parent. Prior to that date, all expenses of this nature were included in the overhead portion of corporate support charges.

Stock-based compensation expense decreased to $13,000 in the fiscal year ended June 30, 2009 from $56,000 in the fiscal year ended June 30, 2008, a decrease of $43,000 or 77%. Stock-based compensation expense in the fiscal years ended June 30, 2009 included $8,000 related options issued by us in the period after the date of the spin-off from the former parent. Stock-based compensation expense in the fiscal years ended June 30, 2009 and 2008 included $5,000 and $56,000, respectively, allocated from our former parent for our employees and directors who received compensation in the form of stock options providing for the purchase of our former parent’s stock upon vesting of their awards.

Other expense increased to approximately $115,000 in the fiscal year ended June 30, 2009 from approximately $93,000 in the fiscal year ended June 30, 2008, approximately $22,000 or 24%. As a percentage of total selling and administrative expenses, other expenses were 6% and 5% in the fiscal years ended June 30, 2009 and 2008, respectively.

Income tax (benefit). We had net income tax expense of approximately $2,000 in the fiscal year ended June 30, 2009 compared to $4,000 in the fiscal year ended June 30, 2008. Our ability to recognize an income tax benefit related to operations through August 18, 2008, the date of the spin-off from Integrated BioPharma, is dependent on the consolidated federal taxable income (loss) of our former parent’s controlled group for federal income tax purposes. Similarly, our ability to recognize an income tax benefit related to operations after August 18, 2008 is dependent on our federal tax position.

In the fiscal year ended June 30, 2009 and 2008, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us through August 18, 2008 or after that date as a stand-alone taxable entity. Therefore, we reserved 100% of our resulting deferred tax asset generated from the net operating loss during the fiscal year ended June 30, 2009 as it is more likely than not that, in the near term, that neither we nor our former parent will generate sufficient taxable income to offset our Fiscal 2009 and 2008 taxable losses. As of June 30, 2009, our deferred tax assets relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that neither we or our former parent will not have sufficient taxable income in the near future to offset any future taxable income.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 12, 2009, Amper, Politziner & Mattia, LLP was dismissed as our independent registered public accounting firm based upon a decision of the Audit Committee of our Board of Directors.

The audit reports of Amper on our consolidated financial statements as of and for the years ended June 30, 2009 and 2008, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through the date of Amper’s dismissal, there were no disagreements (as defined in Item 304 of Regulation S-K) with Amper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amper, would have caused it to make reference in connection with its opinion to the subject matter of the disagreement.

During our two most recent fiscal years and through the date of Amper’s dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Effective October 12, 2009, the Audit Committee of our Board of Directors approved the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the year ending June 30, 2010.

During our two most recent fiscal years and through the date of J.H. Cohn’s engagement, neither our company nor anyone on its behalf consulted J.H. Cohn regarding either (1) the application of accounting principles to a specified transaction regarding our company, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (2) any matter regarding us that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rule 13a-15(b) under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing and as described in the following paragraph, our principal executive officer and principal financial officer concluded that, as of March 31, 2010, our disclosure controls and procedures were effective to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

Our independent public accounting firm, J.H. Cohn LLP, communicated to our audit committee on February 10, 2010 that a material weakness existed in our internal control over financial reporting. This weakness was comprised of financial accounting and disclosure deficiencies and financial reporting deficiencies for non-routine, complex transactions. This weakness resulted in additions and corrections to disclosures in our Form 10-Q prior to filing and in us not implementing the guidance in ASC 815-40, “Derivative and Hedging – Contracts in an Entity’s Own Equity” in a timely manner, which required the restatement of our financial statements as of and for the quarter ended September 30, 2009.

MANAGEMENT

The following table sets forth the names and ages (as of June 2, 2010) of our directors and executive officers:

Name	Age	Position Held With Us

Robert B. Kay	70	Executive Chairman and Chief Executive Officer
Robert L. Erwin	56	President
Frederick Larcombe	54	Chief Financial Officer
Vidadi Yusibov, Ph.D.	49	Chief Scientific Officer
General James T. Hill (ret.)	61	Director
Glenn Chang	60	Director
John D. McKey, Jr.	64	Director
Philip K. Russell, M.D.	68	Director
Pamela Bassett, M.D.	58	Director

The following are brief biographies of each director and executive officer:

Robert B. Kay has been an executive officer and director since we became a publicly traded company in August 2008. Mr. Kay was a founder and senior partner of the New York law firm of Kay Collyer & Boose LLP, with a particular focus on mergers and acquisitions and joint ventures. He is also a principal and Chairman of Seaway Biltmore, Inc., a hotel ownership and management company. Mr. Kay received his B.A. from Cornell University’s College of Arts & Sciences and his J.D. from New York University Law School.

Robert L. Erwin has been our President since we became a publicly traded company in August 2008. Mr. Erwin led Large Scale Biology Corporation from its founding in 1988 through 2003, including a successful initial public offering in 2000, and continued as non-executive Chairman until 2006. He served as Chairman of Icon Genetics AG from 1999 until its acquisition by a subsidiary of Bayer AG in 2006. Mr. Erwin recently served as Managing Director of Bio-Strategic Directors LLC, providing consulting services to the life sciences industry. He is currently Chairman of Novici Biotech, a private biotechnology company and a Director of Resolve Therapeutics. Mr. Erwin’s non-profit work focuses on applying scientific advances to clinical medicine, especially in the field of oncology. He is co-founder, President and Director of the Marti Nelson Cancer Foundation, Oncology. Mr. Erwin received his BS degree with Honors in Zoology and an MS degree in Genetics from Louisiana State University.

Frederick Larcombe has been our Chief Financial Officer since September 2009. From early 2008 to the present, Mr. Larcombe, as a principal with Crimson Partners, a group of seasoned financial professionals, has served clients in the life sciences in the areas of pharmaceutical development and women’s health. From 2005 to 2007, he was simultaneously the Chief Financial Officer of Xenomics Inc., a publicly-held developer of DNA-based diagnostic technologies, and FermaVir Pharmaceuticals, Inc., a publicly-held pharmaceutical development company. From 2004 to 2005, he was a consultant with Kroll Zolfo Cooper, a professional services firm providing interim management and turn-around services, and from 2000 to 2004, he was Chief Financial Officer of MicroDose Therapeutics, a privately-owned drug delivery company focused upon pulmonary and novel oral dosage delivery technologies. Prior to 2000, Mr. Larcombe held various positions with ProTeam.com, Cambrex, and PriceWaterhouseCoopers.

Vidadi Yusibov, Ph.D. has been our Chief Scientific Officer since February 2010. He is the Executive Director of FhCMB, a position he continues to hold. Prior to joining FhCMB, Dr. Yusibov served as Assistant Professor in the Department of Microbiology and Immunology at Thomas Jefferson University in Philadelphia, PA. Dr. Yusibov received his Ph.D. in molecular biology from the Academy of Sciences in Moscow, Russia and conducted post-doctoral research at Purdue University. He is currently a Senior Research Fellow at the Delaware Biotechnology Institute.

General James T. Hill has been a director since we became a publicly traded company in August 2008. At the time of his retirement from active duty, General Hill was the Commander of the 4-Star United States Southern Command, reporting directly to the President and Secretary of Defense. As such he led all U.S. military forces and operations in Central America, South America and the Caribbean, worked directly with U.S. Ambassadors, foreign heads of state, key Washington decision-makers, foreign senior military and civilian leaders, developing and executing United States policy. His responsibilities included management, development and execution of plans and policy within the organization including programming, communications, manpower, operations, logistics and intelligence.

Glenn Chang has been a director since we became a publicly traded company in August 2008. Since 1999 he has been Director, Executive Vice President and Chief Financial Officer of the First American International Bank, Brooklyn, N.Y. Prior to the founding of the Bank he spent almost 20 years at Citibank as Vice President. Mr. Chang is a Certified Public Accountant.

John D. McKey, Jr. has been a director since we became a publicly traded company in August 2008. Since 2003, Mr. McKey has served as of counsel at McCarthy, Summers, Bobko, Wood, Sawyer & Perry, P.A. in Stuart, Florida, and previously was a partner from 1987 through 2003. From 1977 to 1987 Mr. McKey was a partner at Gunster Yoakley in Palm Beach, Florida. Mr. McKey received his B.B.A at the University of Georgia and his J.D. from the University of Florida College of Law.

Philip K. Russell, M.D. has been a director since March 1, 2010. Major General (ret.) Russell served in the U.S. Army Medical Corps from 1959 to 1990, pursuing a career in infectious disease and tropical medicine research. Following his military service, Dr. Russell joined the faculty of Johns Hopkins University’s School of Hygiene and Public Health and worked closely with the World Health Organization as special advisor to the Children’s Vaccine Initiative. He was founding board member of the International AIDS Vaccine Initiative, and is an advisor to the Bill and Melinda Gates Foundation. He has served on numerous advisory boards of national and international agencies, including the Centers for Disease Control, National Institutes of Health, and the Institute of Medicine. He is the past Chairman of the Albert B. Sabin Vaccine Institute.

Pamela Bassett, D.M.D. has been a director since April 1, 2010. Dr. Bassett is Managing Director of Life Sciences Research at Cantor Fitzgerald & Company, a leading global financial services provider to the institutional equity and fixed-income markets. Prior to joining Cantor Fitzgerald, Dr. Bassett was the founder and President of BioTrend Corporation, a strategic advisory company to pharmaceutical and biotechnology companies. She was formerly Director of Business Development for Enzon, and was the founder and President of Stat Systems, Inc., a company that developed integrated clinical and administrative software used in hospitals nationwide, ultimately licensed to Siemens AG. Dr. Bassett received her M.B.A.

from Wharton Graduate School, University of Pennsylvania, completed a residency in Anesthesiology at the Medical College of Pennsylvania and Hospital, and received her D.M.D. from Tufts University School of Dental Medicine and a B.A. in Biology from Oakland University.

Scientific Advisors

Our scientific advisors consult with us regularly on matters relating to:

•	our research and development programs;

•	the design and implementation of our clinical trials;

•	market opportunities from a clinical perspective;

•	new technologies relevant to our research and development programs; and

•	scientific and technical issues relevant to our business.

Our principal scientific advisors are:

Advisor	Affiliation	Expertise

Reinhard Glueck, Ph.D.	Crucell-Bema Biotech	Vaccine Development and Production
William F. Hartman, Ph.D.	Fraunhofer USA, Inc.	Technology Development
John Petricciani, M.D.	International Association for Biologicals	Clinical Development and Regulatory Affairs
Stanley A. Plotkin, M.D.	Sanofi Pasteur	Vaccine Development
Philip K. Russell, Ph.D.	U.S. Army (retired) and the Sabin Institute	Vaccine Development
Sir John Skehel, Ph.D.	National Institute for Medical Research (retired)	Virology
Jean-Louis Virelizier, M.D.	Institut Pasteur (retired)	Immunology

EXECUTIVE COMPENSATION

Summary Compensation Table

          The table below summarizes the total compensation paid or earned by Chief Executive Officer and our Chief Financial Officer and other most highly compensated executive officers who were serving as executive officers at the end of the last two completed fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Robert B. Kay,	2009	200,000	$-0-	$-0-	2,419	$-0-	$-0-	$202,419
Executive Chairman and CEO	2008	-0-	-0-	-0-	-0-	-0-	9,256	$9,256

Robert Erwin,	2009	200,000	-0-	-0-	2,419	-0-	-0-	202,419
President	2008	142,308	15,385	-0-	-0-	-0-	-0-	157,693

Dina L. Masi,	2009	-0-	-0-	-0-	-0-	-0-	10,284	10,284
Former Interim CFO	2008	-0-	-0-	-0-	-0-	-0-	10,284	10,284

1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended June 30, 2009 and 2008 in accordance with SFAS No. 123(R).

2)	The amounts in this column reflect the applicable portion of the amounts paid by iBio, Inc. to Integrated BioPharma, Inc. for support services during the fiscal years ended June 30, 2009 and 2008.

The current salaries of our named executive officers are as follows:

Name and Principal Position	Salary ($)

Robert B. Kay	$200,000
Executive Chairman and CEO

Robert L. Erwin	$200,000
President

Frederick Larcombe	Note (1)
Chief Financial Officer

There is currently no bonus program established.

1)

Mr. Larcombe is an independent contractor and is compensated on an hourly basis. He was appointed Chief Financial Officer on September 14, 2009 and compensation for the fiscal year ended June 30, 2010 will be dependent upon the level of services required by us.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2009

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) (1)	Exercise Price ($)	Expiration Date	Market Value ($)

Robert B. Kay	250,000	$0.20	February 13, 2019	$62,500

Robert L. Erwin	250,000	$0.20	February 13, 2019	$62,500

Dina L. Masi	-0-	n/a	n/a	n/a

(1)	These options vest in five equal annual installments.

Employment Agreements

As of June 30, 2009, we did not have any employment contracts or other similar agreements or arrangements with any of our executive officers. On February 25, 2010, we entered into an Employment Agreement with Vidadi Yusibov, Ph.D., the Executive Director of Fraunhofer USA, Inc. Center for Molecular Biotechnology and a former director of our company, pursuant to which Dr. Yusibov agreed to be the Chief Scientific Officer of the Company.

The Employment Agreement provides for a base salary of $100,000 per year plus a one-time $20,000 signing bonus and the potential for additional discretionary bonuses generally available to our senior executives. Dr. Yusibov was also granted a stock option to purchase 500,000 shares of our common stock under our stock incentive plan, which shall vest in five equal annual installments beginning on the first anniversary of Dr. Yusibov’s service, at an exercise price set at the last trading price of the Company’s common stock on the OTC Bulletin Board on February 25, 2010.

Incentive Compensation Plan

We have established an incentive compensation plan and have reserved 10,000,000 shares of common stock to be issued to employees under this plan. As of June 30, 2009, we granted stock options with an aggregate of 780,000 underlying shares of common stock.

DIRECTOR COMPENSATION

Compensation for our non-employee directors consists of an annual grant of options for the purchase of 20,000 shares of our common stock and annual cash compensation of $6,000. Directors who are also our employees will receive no additional compensation for their service as directors.

Director Compensation Table

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in the fiscal year ended June 30, 2009 for services to us:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)

General James T. Hill	$3,000	$780		$3,780
Glenn Chang	$3,000	$780		$3,780
John D. McKey	$3,000	$1,898	(2)	$4,898

1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended June 30, 2009 in accordance with SFAS No. 123(R).

2)	Includes $1,118 related to an option award for services in addition to Board-related responsibilities.

CORPORATE GOVERNANCE

Board Committees and Independence

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board has constituted an audit committee comprised solely of Mr. Chang.

Our board of directors has determined that Messrs. Hill, Chang, McKey, Russell and Bassett are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Corporate Governance

In response to recent federal legislation, we will:

•	adopt a charter for the audit committee;

•	adopt a code of business conduct and ethics applicable to our directors, officers and employees; and

•

confirm that at least one member of the audit committee possesses training, education and experience in finance or accounting resulting in a level of financial sophistication as required by applicable rules.

Meetings of the Board of Directors and Audit Committee

During the fiscal year ended June 30, 2009, the Board held eight meetings in person or by telephone. Between meetings, members of the Board are provided with information regarding our operations and are consulted on an informal basis with respect to pending business. Each director attended at least 75% of the total number of meetings of the Board.

During the fiscal year ended June 30, 2009, the Audit Committee held six meetings in person or by telephone. The sole member of the Audit Committee attended all the meetings of the Audit Committee.

Stockholder Communications with the Board of Directors

Interested parties may communicate with the Board or specific members of the Board, including the independent directors and the members of the audit committee, by submitting a letter addressed to the Board of Directors of iBio, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

Available information about iBio

Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities Exchange Act of 1934 are available on our website at www.ibioinc.com and in print for any stockholder upon written request to our Secretary.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On August 18, 2008 immediately after the spin-off from Integrated BioPharma, our common stock commenced trading on the OTC Bulletin Board under the symbol “IBPM”.

The following table shows the reported high and low closing prices per share for our common stock during the fiscal year ended June 30, 2009 and the nine months ended March 31, 2010:

Fiscal 2009	High	Low

First quarter	$2.00	$1.00
Second quarter	$1.00	$0.11
Third quarter	$0.31	$0.12
Fourth quarter	$0.69	$0.20

Fiscal 2010	High	Low

First quarter	$1.25	$0.38
Second quarter	$1.44	$0.75
Third quarter	$1.22	$0.57

Holders

As of June 30, 2008, we were a wholly owned subsidiary of Integrated BioPharma, Inc. On August 18, 2008, the distribution date from Integrated BioPharma, and on June 2, 2010 there were approximately 1,000 holders of record of our common stock.

Dividends

The Company has not declared or paid a dividend with respect to its common stock during the fiscal years ended June 30, 2008 and 2009 nor does the Company anticipate paying dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of June 2, 2010 by:

•	each person who is known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted in the footnotes below, the entity, individual director or executive officer or their family members or principal stockholder has sole voting and investment power with respect to such securities.

The address of each of the persons listed below is c/o iBio, Inc., 9 Innovation Way, Suite 100, Newark, Delaware 19711.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned (2)

E. Gerald Kay	6,386,595	(3)	22.6%
Carl DeSantis	4,914,541	(4)	17.4%
Robert B. Kay	1,030,962	(5)	3.8%
Riva Sheppard	2,466,864	(6)	8.7%
Christina Kay	2,466,864	(6)	8.7%
John McKey, Jr.	680,387		2.4%
Glenn Chang	32,150		*
General James T. Hill	23,400		*
Robert L. Erwin	—		*
Vidadi Yusibov, Ph.D.	12,150		*
Philip K. Russell, M.D.	—		*
Pamela Bassett, D.M.D.	—		*
Directors and executive officers as a group (8 persons)	1,879,049		6.6%

* Represents less than 1% of outstanding shares.

1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after October 27, 2009, by the exercise of warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

2)	Based upon 28,272,655 shares of common stock outstanding on June 2, 2012.

3)

Includes (i) 819,629 shares of common stock held by EGK LLC, of which Mr. Kay is the manager and (ii) 1,266,706 shares of common stock owned by Integrated BioPharma, Inc. of which Mr. Kay is a member of a control group. Shares dispositive power with Christina Kay with respect to 169,358 shares of common stock and with Riva Kay Sheppard with respect to 169,358 shares of common stock.

4)

Includes (i) 819,629 shares owned by CDS Group Holdings, LLC, of which Mr. DeSantis is the manager and (ii) 1,266,706 shares of common stock owned by Integrated BioPharma, Inc. of which Mr. DeSantis is a member of a control group.

5)	Includes 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager.

6)

Includes 1,266,706 shares of common stock owned by Integrated BioPharma, Inc. of which Ms. Sheppard and Ms. Kay are members of a control group. Shares dispositive power with E. Gerald Kay with respect to 169,358 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historical Relationship with Integrated BioPharma, Inc.

We were a subsidiary of Integrated BioPharma from February 21, 2003 until August 18, 2008. As a result, in the ordinary course of our business, we received various services provided by Integrated BioPharma, including treasury, tax, legal, investor relations, executive oversight and other services. Integrated BioPharma also provided us with the services of a number of its executives and employees, including currently our chief financial officer. Our historical financial statements include allocations by Integrated BioPharma of a portion of its overhead costs related to these services. These cost allocations have been determined on a basis that we and Integrated BioPharma considered to be reasonable reflections of the use of these services. Integrated BioPharma’s allocations and charges to us aggregated $23,000 and $315,000 in the fiscal years ended June 30, 2009 and 2008, respectively, of expenses it incurred for providing us these services.

Integrated BioPharma’s Distribution of Our Stock

As of June 30, 2008, Integrated BioPharma owned all of our common stock until completion of the distribution on August 18, 2008. In connection with the distribution, Integrated BioPharma distributed its equity interest in us to its stockholders in a transaction that was intended to be tax-free to Integrated BioPharma and its U.S. stockholders.

Agreements Between Us and Integrated BioPharma

We entered into the agreements listed below with Integrated BioPharma prior to the completion of the distribution in the context of our relationship as a subsidiary of Integrated BioPharma. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.

Separation and Distribution Agreement. The separation and distribution agreement contains the key provisions relating to the distribution by Integrated BioPharma to its stockholders of our common stock.

On the distribution date, Integrated BioPharma and we entered into the following ancillary agreements governing various ongoing relationships between Integrated BioPharma and us following the distribution date:

•	an indemnification and insurance matters agreement;

•	a tax responsibility allocation agreement; and

•	a transitional services agreement.

To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements govern. We describe these agreements more fully below.

Intercompany Payable. As of June 30, 2008, we were indebted to Integrated BioPharma in an amount of approximately $7.9 million, as a result of the prior intercompany financial relationship between our Company as a subsidiary and Integrated BioPharma as the corporate parent. Immediately following the consummation of the distribution, approximately $2.7 million of the then outstanding balance of the intercompany payable was converted into equity as a capital contribution to us, and, Integrated BioPharma owned 5.4% of our outstanding shares of common stock as of the August 12, 2008 when also taking into account the completion of the private placement as described herein. The remaining balance of approximately $5.2 million was contributed to capital and did not result in any new shares issued to Integrated BioPharma of iBio.

Information Exchange. We and Integrated BioPharma agreed to share information with each other for use as long as no law or agreement is violated, it is not commercially detrimental to us or Integrated BioPharma, and no attorney-client privilege is waived:

•	to satisfy reporting, disclosure, filing and other obligations;

•	in connection with legal proceedings other than claims that we and Integrated BioPharma have against each other;

•	to comply with obligations under the agreements between Integrated BioPharma and us; and

•	in connection with the ongoing businesses of Integrated BioPharma and our Company as it relates to the conduct of these businesses before the spin-off.

Integrated BioPharma and we also agreed:

•	to use reasonable commercial efforts to retain information that may be beneficial to the other;

•

and to use reasonable commercial efforts to provide the other with employees, personnel, officers or agents for use as witnesses in legal proceedings and any books, records or other documents that may be required by the other party for the legal proceedings.

Auditing Practices. We agreed:

•

to use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date that Integrated BioPharma’s auditors date their opinion on Integrated BioPharma’s consolidated financial statements and to enable Integrated BioPharma to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•

to provide Integrated BioPharma with all relevant information that Integrated BioPharma reasonably requires to enable Integrated BioPharma to prepare its quarterly and annual financial statements for quarters or years that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•	to grant Integrated BioPharma’s internal auditors access to the personnel performing our annual audits and quarterly reviews and the related work papers; and

•

not to change our accounting principles, or restate or revise our financial statements, if doing so would require Integrated BioPharma to restate or revise its financial statements for periods in which our financial results are included in Integrated BioPharma’s consolidated financial statements unless we are required to do so to comply in all material respects with generally accepted accounting principles and SEC requirements.

Expenses. Both we and Integrated BioPharma paid our respective out-of-pocket costs and expenses incurred with respect to the distribution.

Termination and Amendment of the Agreement. Neither we nor Integrated BioPharma may terminate the separation and distribution agreement at any time after the consummation of the distribution, which was August 12, 2008, unless the other agrees.

Indemnification and Insurance Matters Agreement

Indemnification. In general, under the indemnification and insurance matters agreement, we agreed to indemnify Integrated BioPharma, its affiliates and each of its and their respective directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by us of the separation and distribution agreement or any ancillary agreement;

•	any of our liabilities reflected on our consolidated balance sheets included in the information statement;

•	our assets or businesses;

•	the management or conduct of our assets or businesses;

•	the liabilities allocated to or assumed by us under the separation and distribution agreement, the indemnification and insurance matters agreement or any of the other ancillary agreements;

•

various on-going litigation matters in which we are named defendant, including any new claims asserted in connection with those litigations, and any other past or future actions or claims based on similar claims, facts, circumstances or events, whether involving the same parties or similar parties, subject to specific exceptions;

•

claims that are based on any violations or alleged violations of U.S. or foreign securities laws in connection with transactions arising after the distribution relating to our securities and the disclosure of financial and other information and data by us or the disclosure by Integrated BioPharma as part of the distribution of our financial information or our confidential information; or

•

any actions or claims based on violations or alleged violations of securities or other laws by us or our directors, officers, employees, agents or representatives, or breaches or alleged breaches of fiduciary duty by our board of directors, any committee of our board or any of its members, or any of our officers or employees.

Integrated BioPharma agreed to indemnify us and our affiliates and our directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by Integrated BioPharma of the separation and distribution agreement or any ancillary agreement;

•

any liabilities allocated to or to be retained or assumed by Integrated BioPharma under the separation and distribution agreement, the indemnification and insurance matters agreement or any other ancillary agreement;

•	liabilities incurred by Integrated BioPharma in connection with the management or conduct of Integrated BioPharma’s businesses; and

•	various ongoing litigation matters to which we are not a party.

Integrated BioPharma is not obligated to indemnify us against any liability for which we are also obligated to indemnify Integrated BioPharma. Recoveries by Integrated BioPharma under insurance policies will reduce the amount of indemnification due from us to Integrated BioPharma only if the recoveries are under insurance policies Integrated BioPharma maintains for our benefit. Recoveries by us will in all cases reduce the amount of any indemnification due from Integrated BioPharma to us.

Under the indemnification and insurance matters agreement, a party has the right to control the defense of third-party claims for which it is obligated to provide indemnification, except that Integrated BioPharma has the right to control the defense of any third-party claim or series of related third-party claims in which it is named as a party whether or not it is obligated to provide indemnification in connection with the claim and any third-party claim for which Integrated BioPharma and we may both be obligated to provide indemnification. We may not assume the control of the defense of any claim unless we acknowledge that if the claim is adversely determined, we will indemnify Integrated BioPharma in respect of all liabilities relating to that claim. The indemnification and insurance matters agreement does not apply to taxes covered by the tax responsibility allocation agreement.

Insurance Matters. Under the indemnification and insurance matters agreement, we will be responsible for obtaining and maintaining insurance programs for our risk of loss and our insurance arrangements will be separate from Integrated BioPharma’s insurance programs.

Offset. Integrated BioPharma is permitted to reduce amounts it owes us under any of our agreements with Integrated BioPharma, by amounts we may owe to Integrated BioPharma under those agreements.

Assignment. We may not assign or transfer any part of the indemnification and insurance agreement without Integrated BioPharma’s prior written consent. Nothing contained in the agreement restricts the transfer of the agreement by Integrated BioPharma.

Tax Responsibility Allocation Agreement. In order to allocate our responsibilities for taxes and certain other tax matters, we and Integrated BioPharma entered into a tax responsibility allocation agreement prior to the date of the distribution. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, Integrated BioPharma will be responsible for, and will indemnify and hold us harmless from, any liability for income taxes with respect to taxable periods or portions of periods ending prior to the date of distribution to the extent these amounts exceed the amounts we have paid to Integrated BioPharma prior to the distribution or in connection with the filing of relevant tax returns. Integrated BioPharma is also be responsible for, and will indemnify and hold us harmless from, any liability for income taxes of Integrated BioPharma or any member of the Integrated BioPharma group (other than us) by reason of our being severally liable for those taxes under U.S. Treasury regulations or analogous state or local provisions. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, we are responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our income taxes for all taxable periods, whether before or after the distribution date. With respect to separate state income taxes, we are also responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for income taxes with respect to taxable periods or portions of periods beginning on or after the distribution date. We are also responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our non-income taxes and our breach of any obligation or covenant under the terms of the tax responsibility allocation agreement, and in certain other circumstances as provided therein. In addition to the allocation of liability for our taxes, the terms of the agreement also provide for other tax matters, including tax refunds, returns and audits.

Limitation of Liability of Officers and Directors and Indemnification

Our Certificate of Incorporation provides for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, the By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBioPharma, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, of which 28,272,655 shares were issued and outstanding as of March 31, 2010, and 5,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of March 31, 2010.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, with no par value, and the Board of Directors is authorized to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Warrants Issued in Previous Securities Offerings

In our August 2008 private offering, we issued warrants to purchase our common stock to investors, which are exercisable at any time before August 19, 2013. Our September 2009 offering of common stock triggered an anti-dilution adjustment to the terms of the August 2008 warrants. Following such adjustment, the August 2008 investors currently hold warrants to purchase:

•	1,350,073 shares of common stock at a purchase price of $2.78 per share; and

•	1,365,151 shares of common stock at a purchase price of $3.66 per share.

These warrants are subject to further anti-dilution adjustment from future offerings of our securities, including the offering made by this prospectus.

In addition, we issued a warrant to purchase 250,587 shares of common stock to the placement agent in our September 2009 offering at an exercise price of $0.65 per share, in connection with that offering. This warrant is exercisable at any time until September 10, 2014. Separately, we issued a warrant to that placement agent for its financial advisory services to purchase 100,000 shares of common stock at an exercise price of $0.35 per share, which is exercisable at any time until July 13, 2014.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation.

As permitted under Delaware law, our By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

          has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated          . The placement agent may engage selected dealers to assist in the placement of common stock. The placement agent is not purchasing or selling any common stock offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the common stock, but each has agreed to use its reasonable best efforts to arrange for the sale of all of the shares of common stock offered hereby. Therefore, we will enter into purchase agreements directly with investors in connection with this offering and we may not sell the entire amount of common stock offered pursuant to this prospectus.

Any compensation paid by us to the placement agent in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by the placement agents to participating dealers, are set forth below. In no event will the total amount of compensation paid to any member of The Financial Industry Regulatory Authority (“FINRA”) upon completion of any offering exceed 8.0% of the maximum gross proceeds of such offering.

We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of this offering and to issue to the placement agent a five-year warrant to purchase a number of shares of the our common stock equal to 7% of the aggregate number of shares of common stock sold in the offering at an exercise price equal to the price per share at which the common stock is sold in this offering. The placement agent warrant will comply with FINRA Rule 5110(g)(1) in that for a period of 180 days after the issuance date of the placement agent warrant (which shall not be earlier than the closing date of this offering), neither the placement agent warrant nor any shares of our common stock issued upon exercise of the placement agent warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus is a part or commencement of sales of the offering pursuant to which the placement agent warrant are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either placement agent or related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent will have piggyback registration rights with respect to the shares of common stock underlying the placement agent warrant. In addition, the warrants will have a cashless exercise right.

The following table shows the per-shares and total placement agent fee to be paid by us to the placement agent. This amount is shown assuming all of the shares offered pursuant to this prospectus are sold and issued by us.

Placement Agent Fee Per Share	Total

$	$

We are offering pursuant to this prospectus up to      shares of our common stock, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than      shares of our common stock, in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.

We have also agreed to reimburse the placement agent for reasonable and documented out-of-pocket expenses up to $10,000. We estimate that the total expenses of the offering by us, excluding the placement agent fees, will be approximately $     . In the event the offering of securities is not completed, reimbursable expenses will be limited to out-of-pocket accountable expenses actually incurred by the placement agents in accordance with FINRA Rule 5110(f)(2)(D).

Our obligation to issue and sell common stock to the purchasers is subject to the conditions set forth in the placement agency agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase shares is subject to the conditions set forth in his or her purchase agreement as well, which may also be waived.

We currently anticipate that the sale of the shares of common stock and warrants offered hereby will be completed on or about      , 2010. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors.

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and purchase agreements. A copy of the placement agency agreement and the form of purchase agreement with the investors are included as exhibits to the registration statement of which this prospectus is a part. See “Additional Information” on page     .

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

LEGAL MATTERS

The legality of the securities offered hereby has been passed on for us by Andrew Abramowitz, PLLC, New York, New York.

EXPERTS

The financial statements of iBio, Inc. (formerly iBioPharma, Inc.) as of June 30, 2009 and 2008, and for each of the years then ended, included in this prospectus and the registration statement of which this prospectus is a part, have been so included in reliance on the audit report of Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, included in this prospectus and the registration statement of which this prospectus is a part, given the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act covering the sale of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at http://www.sec.gov.

Annual Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of iBio, Inc.

We have audited the accompanying balance sheets of iBio, Inc, (formerly iBioPharma, Inc.) as of June 30, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficiency), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iBio, Inc, (formerly iBioPharma, Inc.) as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, LLP
September 28, 2009
Edison, New Jersey

iBio, Inc.
(Formerly iBioPharma, Inc.)
BALANCE SHEETS

	As of June 30,

	2009	2008

Assets

Current assets:

Cash	$1,039,244	$19,005
Accounts receivable, net	209,795	105,400
Other current assets	16,569	43,675

Total current assets	1,265,608	168,080

Fixed assets, net	14,878	14,108

Intangible assets, net	3,649,878	3,367,261

Total assets	$4,930,364	$3,549,449

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:

Accounts payable	$112,331	$505,918
Accrued expenses and other liabilities	429,809	373,455
Other payable	—	1,050,000

Total current liabilities	542,140	1,929,373

Due to Former Parent	—	7,822,648

Total liabilities	542,140	9,752,021

Commitment and contingencies	—	—

Stockholders’ equity (deficiency)

Preferred Stock, no par value; 5,000,000 and 2,000,000 authorized, respectively; no shares issued or outstanding	—	—

Common Stock, $0.001 par value, 50,000,000 shares authorized, 23,357,519 issued and outstanding as of June 30, 2009; no par value 8,000,000 shares authorized, 100 shares issued and outstanding as of June 30, 2008	23,358	575,000

Additional paid in capital	13,049,734	—

Accumulated deficit	(8,684,868)	(6,777,572)

Total stockholders’ equity (deficiency)	4,388,224	(6,202,572)

Total liabilities and stockholders’ equity (deficiency)	$4,930,364	$3,549,449

See accompanying notes to financial statements.

iBio, Inc.
(Formerly iBioPharma, Inc.)
STATEMENTS OF OPERATIONS

	For the Years Ended June 30,

	2009	2008

Sales, net	$1,176,604	$987,058

Cost of goods sold	500,835	485,125

Gross profit	675,769	501,933

Operating expenses:

Research and development	797,400	550,000
Selling and administrative expenses	1,804,561	1,817,518

Total operating expenses	2,601,961	2,367,518

Operating loss	(1,926,192)	(1,865,585)

Other income, primarily interest income	20,424	—

Loss before income taxes	(1,905,768)	(1,865,585)

Income tax expense	1,528	3,710

Net loss	$(1,907,296)	$(1,869,295)

Net loss per common share - basic and diluted	$(0.09)	$(18,692.95)

Weighted average basic and diluted common shares outstanding	20,265,667	100

See accompanying notes to financial statements.

iBio, Inc.
(Formerly iBioPharma, Inc.)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)
For the Years Ended June 30, 2009 and 2008

					Total Stockholders’ Equity (Deficiency)
			Additional Paid In Capital	Accumulated Deficit
	Common Stock

	Shares	Par Value

Balance, June 30, 2007	100	$575,000	$—	$(4,908,277)	$(4,333,277)

Net loss	—	—	—	(1,869,295)	(1,869,295)

Balance, June 30, 2008	100	575,000	—	(6,777,572)	(6,202,572)

Shares cancelled	(100)	(575,000)	575,000	—	—

Shares issued to shareholders of Former Parent Integrated BioPharma, Inc.	19,845,061	19,845	(19,845)	—	—

Shares forfeited by a shareholder of Former Parent Integrated BioPharma, Inc.	(100,000)	(100)	100	—	—

Shares issued in connection with conversion of inter company debt with Integrated BioPharma, Inc.	1,266,706	1.267	7,908,227	—	7,909,494

Shares issued in private placement	2,345,752	2,346	4,577,958	—	4,580,302

Stock-based compensation	—	—	8,296	—	8,296

Net loss	—	—	—	(1,907,296)	(1,907,296)

Balance, June 30, 2009	23,357,519	$23,358	$13,049,734	$(8,684,868)	$4,388,224

See accompanying notes to financial statements.

iBio, Inc.
(Formerly iBioPharma, Inc.)
STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,

	2009	2008

Cash flows from operating activities:

Net loss	$(1,907,296)	$(1,869,295)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	283,952	245,265
Loss on investment	—	253,500
Stock-based compensation	13,059	55,945
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(104,395)	40,299
(Increase) decrease in other current assets	27,106	(32,239)
Increase (decrease) in accounts payable	(393,587)	152,384
Increase (decrease) in accrued expenses and other liabilities	56,354	4,690

Net cash used in operating activities	(2,024,807)	(1,149,451)

Cash flows from investing activities:

Purchase of intangible assets	(582,759)	(287,815)
Payment under terms of agreement to purchase intellectual property	(1,050,000)	—
Purchase of fixed assets	(4,580)	—

Net cash used in investing activities	(1,617,339)	(287,815)

Cash flows from financing activities:

Advances from Former Parent	82,083	1,437,434
Proceeds from issuance of common stock, net	4,580,302	—

Net cash provided by financing activities	4,662,385	1,437,434

Net increase in cash	1,020,239	168

Cash - Beginning of year	19,005	18,837

Cash - End of year	$1,039,244	$19,005

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$898	$—
Income taxes	$1,478	$3,710

Supplemental disclosures of non-cash transactions:

Obligation under agreement to purchase intellectual property	$—	$1,050,000

Common stock shares issued upon conversion of inter company debt due to Former Parent	$7,909,494	$—

See accompanying notes to financial statements.

IBIO, INC.
(Formerly iBioPharma, Inc.)

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2009 AND 2008
AND
FOR THE FISCAL YEARS ENDED
JUNE 30, 2009 AND 2008

Note 1. Business, Basis of Presentation and Liquidity

iBio, Inc. (the “Company”) is a biotechnology company focused on developing its proprietary plant-based technology for application to vaccines and therapeutic proteins. The Company’s near-term focus is on establishing business arrangements for use of our technology by licensees for the development and production of products for the prevention and treatment of various infectious diseases including influenza, anthrax and human papilloma virus (HPV). Prior to April 1, 2009, the Company also used plants as a source of novel, high quality nutritional supplements and sold those products to customers located primarily in the United States. Effective April 1, 2009, the Company licensed that process and transferred all such customer relationships to a subsidiary of its Former Parent (as defined below) in consideration for a 5% royalty on future net sales.

iBio, Inc., a Delaware Corporation, changed its name from iBioPharma, Inc. effective August 10, 2009. This name change was effected through a short form merger pursuant to General Corporation law of the State of Delaware by merging into a wholly-owned subsidiary formed solely for the purpose of implementing the name change. This merger had no effect upon our outstanding shares of common stock. The term “Company” refers to iBio, Inc. and its predecessors as described below.

iBioPharma, Inc. was formerly known as InB:Biotechnologies, Inc., a New Jersey corporation and was a wholly owned subsidiary of Integrated BioPharma, Inc. (the “Former Parent” or “Integrated BioPharma”) prior to the spin-off from the Former Parent as described below.

On November 2007, the Board of Directors of our Former Parent, approved a plan to distribute its equity interests in the Company to its stockholders. In July 2008 our Former Parent announced the spin-off of the Company in the form of a dividend to its stockholders. The record date of the dividend was August 12, 2008 with a distribution date of August 18, 2008. Stockholders of our Former Parent received one share of the Company’s common stock for each share of common stock they owned of our Former Parent as of the record date. See Note 9 for additional information.

Immediately following the spin-off, the Company became a public company with stock traded on the OTC Bulletin Board under the symbol IBPM.

The Company is operating in one business segment for all years presented. The Company has incurred significant losses and negative cash flows from operations during fiscal 2009. The Company had an accumulated deficit of approximately $8,685,000 as of June 30, 2009 and cash outflows from operating activities of approximately $2,025,000 for the year then ended. The Company has historically financed its activities from operations through the private placement of its equity securities. To date, the Company has dedicated most of its financial resources to research and development as well as general and administrative expenses.

Cash as of June 30, 2009 was approximately $1,039,000. Subsequent to that date, the Company closed on a private placement of its equity securities in September 2009 providing net proceeds of $2,833,000. Management believes that the existing cash balance together with its other existing financial resources will be sufficient to meet the Company’s operating and capital requirements beyond the end of the first quarter of fiscal 2011. The fiscal 2010 operating plan reflects the Company’s $2,000,000 contractual commitment to FhCMB under the Technology Transfer Agreement as described in Note 8. The Company has developed and could implement contingency plans to reduce its operation expense should circumstances require, though there can be no assurance that such plans will maintain adequate liquidity and prevent the possible impairment of assets.

The Company’s historical operating results cannot be relied on to be an indicator of future performance, and management cannot predict whether the Company will achieve or sustain positive operating cash flows or generate net income in the future.

Note 2. Summary of Significant Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

•	Stock-based compensation;
•	Valuation and recoverability of intangible assets, including the values assigned to acquired intangible assets;
•	Income taxes and valuation allowance on deferred income taxes, and;
•	Accruals for contingent liabilities, if any.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Revenue Recognition. The Company recognizes revenue when the following four criteria under the Staff Accountant’s Bulletin (“SAB 104”) have been met: (i) persuasive evidence that an arrangement exists, (ii) the product has been shipped or the service has been performed and the Company has no significant remaining obligation, (iii) the seller’s price to the buyer is fixed or determinable and (iv) collectability is reasonably assured.

Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), share based payment. Under the fair value recognition provision, of this statement, share-based compensations cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight line method.

Income Taxes. The Company accounts for income taxes using the liability method in accordance with the provisions of FASB Statement No. 109, “Accounting for Income taxes”. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Earnings Per Share. In accordance with FASB Statement No. 128, “Earnings Per Share,” basic earnings per common share are based on weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible preferred stock, subject to anti-dilution limitations. For the fiscal years ended June 30, 2009 and 2008, the Company did not have any derivative securities outstanding which would result in the dilution of earnings per share.

Fair Value of Financial Instruments. Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash, accounts receivable, notes receivable, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Intangible Assets. Intangible assets consist of intellectual property and trademarks and patents. Amortization is being recorded on the straight-line basis over periods ranging from 10 years to 20 years based on contractual or estimated lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets is evaluated whenever events or circumstances indicate that the carrying value may not be recoverable or at least on an annual basis. The carrying value is not recoverable when the projected undiscounted future cash flows are less than the carrying value. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses. In the fiscal years ended June 30, 2009 and 2008, no impairment losses were indicated or recorded.

Contingent Liabilities. The Company records liabilities in accordance with the provisions of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” when it is probable a liability has been incurred and the amount can re reasonably estimated or determined. In the fiscal years ended June 30, 2009 and 2008, no accruals or expenses for contingent liabilities were recorded.

Recent Accounting Pronouncements.

In April 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. FSP FAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” and was effective for fiscal years beginning after December 15, 2008. The adoption of this pronouncement by the Company for the fiscal year ending June 30, 2010 will not have a material impact on the its financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued and was effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 did not have an impact on the Company’s results of operations or financial condition. The Company evaluated all subsequent events that occurred from July 1, 2009 through September 28, 2009, inclusive, and disclosed all material subsequent events in Note 11.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. The adoption of SFAS No. 168 is not expected to have a material impact on the Company’s consolidated results of operations and financial condition.

Note 3. Intangible Assets and Other Payables

The carrying amount of intangible assets as of June 30, 2009 and 2008 is as follows:

	2009			2008

	Gross Carying Amount	Accumulated Amortization	Net	Gross Carying Amount	Accumulated Amortization	Net

Intellectual Property	$3,600,000	$930,870	$2,669,130	$3,600,000	$743,721	$2,856,279

Trademarks and Patents	1,183,572	202,824	980,748	620,813	109,831	510,982

	$4,783,572	$1,133,694	$3,649,878	$4,220,813	$853,552	$3,367,261

Intellectual property consists of exclusive licensing rights, patents and other technology relating to producing human health and veterinary influenza applications of the plant-based technology developed by the Center for Molecular Biotechnology of Fraunhofer USA, Inc. (“FhCMB”).

Under a Technology Transfer Agreement (the “TTA”) effective as of January 1, 2004, we acquired from FhCMB: (i) exclusive commercial rights to certain intellectual property invented and developed by FhCMB by which targeted proteins can be produced in plants for the development and manufacture of novel vaccines and therapeutics for humans and certain veterinary applications, and (ii) FhCMB’s commitment for maintenance and support services necessary to further protect the Platform, including filing and prosecuting patent applications, providing scientific support for patent counsel’s activities on behalf of the Company and otherwise to maintain in force and good standing the Company’s intellectual property rights. The total contract price for the Platform and the support and maintenance services was $3.0 million. In March 2006, and December 2007, the Company expanded the rights acquired from Fraunhofer to include veterinary and diagnostic applications of the Platform, for $500,000 and $100,000, respectively, which increased the original purchase price from $3.0 million to $3.6 million.

The Company recorded the payments under the TTA and payments to patent counsel for protection of the Platform as intangible assets with a definite life using the payments made to determine the fair value of the intellectual properties acquired. The Company recorded the payments at the due dates provided in the TTA after knowing that Fraunhofer had provided the required maintenance and support services in that period. When the parties entered into the TTA, we expected the articulation and filing of U.S. patent and other intellectual property protections to be accomplished substantially evenly over the term of the TTA. However, by June 30, 2007, when the Company determined that substantially all of the maintenance and support activities had been performed in support of the Platform because all of the patents and foreign applications contemplated to be filed to protect the Platform had been completed, the Company booked the remainder of the payments due under the TTA.

During the fiscal years ended June 30, 2009 and 2008, the Company made payments of $1,050,000 and $100,000, respectively, under an intellectual property acquisition agreement, as amended, with FhCMB entered into in January 2004. The Company remaining commitment of $1,050,000 as of June 30, 2008 is included in Other Payables. Amortization expense recorded on intangible assets for the fiscal years ended June 30, 2009 and 2008 was approximately $280,000 and $245,000, respectively. Amortization expense is recorded on the straight-line method over periods ranging from ten to twenty years and is included in selling and administrative expenses.

The estimated annual amortization expense for intangible assets for the five succeeding fiscal years is as follows as of June 30, 2009:

Fiscal year ending June 30,

2010	$315,000
2011	315,000
2012	315,000
2013	315,000
2014	2,075,000

Thereafter	$3,650,000

Note 4. Due to Former Parent

Due to Former Parent consists of net cash advances from the Former Parent to assist the Company in meeting its obligations and for corporate support charges, offset by the Former Parent’s use of the Company’s federal net operating loss, see Note 5. The Former Parent did not charge the Company interest on any of these advances. These advances consisted of the following:

	June 30,

	2009	2008

Beginning Balance	$7,822,648	$6,329,269
Cash advances for operating expenses	56,453	1,008,582
Corporate overhead allocation	23,411	314,577
Business insurance allocation	2,219	14,275
Non-cash compensation charges	4,763	55,945
Advances for investing activities	—	100,000
Conversion of common stock	(7,909,494)	—

Ending Balance	$—	$7,822,648

The corporate overhead allocation due our Former Parent were allocated based on the estimated time that the Former Parent’s officers and employees dedicate to our Company’s business and includes charges for employee salaries and benefits, legal, accounting and other consulting fees, treasury and tax services and general office expenses. The allocations were based on actual costs incurred by our Former Parent.

Note 5. Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial accounting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets as of June 30, 2009 and 2008 follow:

	June 30,

	2009	2008

Deferred Tax Assets:
Net operating loss	$2,578,000	$1,817,000
Valuation allowance	(2,578,000)	(1,817,000)
Total	—	—
Less current portion	—	—

Net long-term deferred tax asset	$—	$—

Prior to the spin-off on August 12, 2008 as described in Note 9, the Company was included in the Former Parent’s combined Federal income tax filings. Under the terms of the spin-off, the Company is entitled to receive in cash a portion of any future reduction in taxes realized in the Former Parent’s combined Federal income tax filings through the use of net operating losses generated by the Company prior to the spin-off.

Federal net operating losses of approximately $1.5 million were used by Integrated BioPharma prior to June 30, 2008 and are not available to the Company. The Former Parent allocated the use of the federal net operating losses available for use on its consolidated Federal tax return on a pro rata basis based on all of the available net operating losses from all the entities included in its control group.

Federal and state net operating losses of approximately $6.2 million and $7.7 million are available to the Company and will expire at various times from 2010 through 2028. These carryforwards could be subject to certain limitations in the event there is a change in control of the Company and have been fully reserved in the Company’s valuation allowance account as there is substantial doubt the Company or the Former Parent would be able use these net operating losses to offset future taxable income before the net operating losses expire and the Company or the Former Parent is able to realize the related benefit.

The components of the provision for income taxes consists of the following:

	For the fiscal years ended June 30,

	2009	2008

Current - State and local	$1,528	$3,710
Deferred - Federal	(648,000)	(612,500)
Deferred - State	(113,000)	(104,500)
Change in valuation allowance	761,000	717,000

Income tax expense	$1,528	$3,710

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	For the fiscal years ended June 30,

	2009	2008

Statutory federal income tax rate	(34)%	(34)%
State tax deduction (net of federal benefit)	(6)%	(6)%
Non-deductible expenses	0%	0%
Change in valuation allowance	40%	40%

Effective income tax rate	0%	0%

Effective July 1, 2007, the Company adopted FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN No. 48), which clarifies the accounting for uncertainty in income taxes recognized in the financial statement in accordance with FASB Statement No. 109 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded on the Company’s consolidated financial statements for the years ended June 30, 2009 and 2008.

Additionally, FIN No. 48 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for the years ended June 30, 2009 and 2008.

The federal and state tax returns for the years ending June 30, 2008, 2007 and 2006 are currently open and the tax returns for the year ended June 30, 2009 are expected to be filed before December 31, 2009.

Note 6. Profit-Sharing Plan

The Company was included through August 12, 2008, the date of the spin-off, in Integrated BioPharma’s profit-sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code, covering all nonunion employees meeting age and service requirements. Contributions were determined by matching a percentage of employee contributions. The total expense for the fiscal years ended June 30, 2009 and 2008 was zero and approximately $5,000, respectively.

Note 7. Significant Risks and Uncertainties

(a) Concentrations of Credit Risk-Cash. The Company maintains balances at a commercial financial institution. Deposit accounts at the institution are insured by the Federal Deposit Insurance Corporation for deposits up to $250,000. As of June 30, 2009, the Company had uninsured cash balances totaling $789,244.

(b) Concentrations of Credit Risk-Receivables. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company does not require collateral in relation to its trade accounts receivable credit risk. The amount of the allowance for uncollectible accounts and other allowances as of June 30, 2009 and 2008 was zero and $2,250, respectively. The Company’s bad debt expense for the fiscal years ended June 30, 2009 and 2008 was zero and $2,250, respectively.

(c) Major Customers. As previously indicated in Note 1, through April 1, 2009, the Company sold plant-based, high quality nutritional supplements. Effective on that date, the Company licensed that process and transferred all such customer relationships to a subsidiary of its Former Parent in consideration for a royalty on net sales.

Sales of nutritional supplements for the fiscal years ended June 30, 2009 and 2008 approximated 49% and 92% of revenues and were derived from two customers. The balance of revenues in the fiscal year ended June 30, 2009 related to services performed under a contract which concluded on June 30, 2009 for one customer in connection with further development of plant-based technology. Accounts receivable from the latter represented 89% of the accounts receivable balance as of June 30, 2009. The Company does not expect revenues from any of these customers in the future.

(d) Major Supplier and Related Party. The Company has subcontracted the manufacturing, including the oversight of its supply agreement with a wholly owned subsidiary of Integrated BioPharma (IHT Health Products, Inc. (“IHT”)), who in turn contracts with another wholly owned subsidiary of Integrated BioPharma, substantially all of our cost of goods sold are paid to this related party. For the fiscal years ended June 30, 2009 and 2008, the Company was invoiced by IHT $496,400 and $484,500, respectively under this arrangement and such amounts are included in cost of goods sold in the accompanying statements of operations. The Company is not direct billed by the other related party utilized under the manufacturing arrangement.

(e) Other Business Risks. The Company insures it business and assets against insurable risks, to the extent that it deems appropriate, based upon an analysis of the relative risks and costs. The Company believes that the risk of loss from non-insurable events would not have a material adverse effect on the Company’s operations as a whole.

Note 8. Commitments and Contingencies

(a) Leases. The Company leases office space on a month-to-month basis at the monthly rate of $1,126. Total rent expense, including real estate taxes and maintenance charges, was approximately $13,500 for each of the years ended June 30, 2009 and 2008.

(b) Intellectual Property and Research Agreements. In connection with the acquisition in January 2004 of intellectual property developed by the Center for Molecular Biotechnology of Fraunhofer USA, Inc. (“FhCMB”), the Company entered into a Technology Transfer Agreement on December 18, 2003 (the “IP Agreement”), whereby the Company agreed to pay up to a maximum of $3.0 million for certain technology developed by FhCMB over a five-year period. In addition to the IP Agreement, the Company entered into research agreements, which require the payment of several milestone payments related to achieving certain flu vaccine studies and our ongoing Anthrax studies (the “R&D Agreements”).

In March, 2006, the Company amended their IP Agreement with FhCMB to expand the scope of the IP Agreement and increased the amount of the purchase commitment to a maximum of $3.5 million. In June 2007, the Company amended their existing amended IP Agreement and R&D Agreements with FhCMB, to commercialize the developed process, production techniques and methodologies of the proprietary technology and intellectual property for external applications. The June 2007 amendment requires FhCMB to continue to conduct research to enhance, improve and expand the existing intellectual property, and for this research the Company has committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning in November 2009. In addition, the Company will make royalty payments to FhCMB based on receipts derived by the Company from sales of products utilizing the proprietary technology for a period of fifteen years instead of the original the ten-year period. In turn, FhCMB shall pay the Company royalty payments for all receipts, if any, realized by FhCMB sales, licensing or commercialization of the intellectual property acquired by them for the same fifteen-year period. Furthermore, FhCMB has agreed to expend at a minimum, an additional $2.0 million per year in the same timeframe as the Company for research and development on the intellectual property. A managing director of FhCMB is also a director on our Board and our Former Parent’s Board of Directors.

In December 2007, the Company and FhCMB further amended the IP Agreement increasing the purchase price by $100,000 to amend the field to include influenza diagnostics for an aggregate purchase price of $3.6 million. As of June 30, 2009, the Company has made payments in full for this purchase commitment of $3.6 million.

(c) Disagreement Regarding Achievement of Milestone Under R&D Agreements. As of June 30, 2009 in connection with the R&D Agreements described in the previous section, FhCMB and the Company disagree regarding whether a certain technical milestone has been achieved by FhCMB which would trigger the obligation of a $250,000 payment by the Company to FhCMB as of June 30, 2009. Management of both entities are working together to resolve this disagreement. If the Company recorded this obligation as of June 30, 2009, research and development expenses and the loss for the year ended June 30, 2009 would have increased by $250,000 and accrued liabilities at June 30, 2009 would have increased by the same amount.

Note 9. Equity Transactions

In November 2007, the Company entered into a Separation and Distribution Agreement (the “Distribution”) with its Parent, whereby, the Former Parent agreed to distribute, pro rata, to the holders of its common stock, all of the shares of the Company’s common stock owned by Integrated BioPharma. The Distribution was completed on August 18, 2008 through:

a)	The cancellation of 100 common shares with no par value and an assigned value of $575,000; and
b)	The issuance of 19,845,061 common shares with a par value of $0.001 with an assigned value of $19,845.

Each shareholder of our Former Parent received one share of the Company for each share the shareholder owned as of August 12, 2008, the Record Date. The Distribution qualified as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended. The Agreement prohibits the Company from issuing additional shares of its common stock in excess of the shares issued with respect to the Distribution for the two years immediately following the effective date of the Distribution. Subsequent to this transaction, one shareholder of our Former Parent forfeited 100,000 shares in connection with the rescission of a consulting agreement and returned them to the Company and they were cancelled.

In August 2008, our Former Parent entered into a Conversion Agreement, whereby the Former Parent caused intercompany debt aggregating $7,909,494 to be used as follows:

a)	$2,700,000 for the purchase of 1,266,706 shares of the Company, representing 6% of the then outstanding shares of the Company; and
b)	$5,209,494 to be contributed to additional paid in capital.

Subsequent to the Company’s private placement as discussed below, our Former Parent owned 5.4% of the Company and that percentage ownership remains unchanged as of June 30, 2009.

Additionally, in August 2008, the Company closed on a $5.0 million capital raise and received net proceeds of $4,577,956 in connection with its private placement of approximately ten percent (10%) of the Company, such funds were released to the Company from the escrow and issued 2,345,752 shares of the Company’s par value $0.001 common stock, at an estimated purchase price of approximately $2.13 per share. The Company also issued to the private placement investors, warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 150% of the purchase price of the Company’s common stock subject to adjustments therein and warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 200% of the purchase price of the Company’s common stock subject to adjustments therein and exercisable over the next five-year period. Proceeds from the issuance of these instruments were allocated to common stock and warrants based upon the relative amounts of the value of the notes and the estimated fair value of the warrants. The amounts allocated to warrants were accounted for through additional paid in capital.

Note 10. Stock-Based Compensation

In August 2008, the Company adopted the iBioPharma 2008 Omnibus Equity Incentive Plan (the “Plan”) for employee, officers, directors, or external service providers. Under the provisions of the Plan, the Company may grant options to purchase stock and/or make awards of restricted stock up to an aggregate amount of 10,000,000 shares. Options granted under the Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. Options granted under the Plan vest ratably at the end of each twelve month period within either a three or five year period from the date of grant.

The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (“FAS 123(R)”). Under the provisions of this statement, the Company measures the share-based compensation cost on the date of grant utilizing the fair value of the financial instrument(s) issued and recognizes such cost as an expense over the applicable vesting period of the award using the straight line method of amortization.

For the fiscal year ended June 30, 2009, the Company recorded stock-based compensation expense of $13,059 in selling, general and administrative expenses which consisted of $8,296 of expense related to options issued by the Company after the date of the spin-off from the Former Parent. Stock-based compensation expense in the fiscal years ended June 30, 2009 and 2008 included $4,763 and $55,945, respectively, allocated from our Former Parent for our employees and directors who received compensation in the form of stock options providing for the purchase of our Former Parent’s stock upon vesting of their awards.

The estimated fair value of stock option awards was determined on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions during the fiscal year ended June 30, 2009:

Risk-free interest rate	1.7%
Dividend yield	0%
Expected volatility	80%
Expected term (in years)	4.3 years
Forfeitures	None

The risk-free interest rate is based upon observed interest rates appropriate for the expected term of the stock options. The dividend yield is zero as the Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The expected volatility is based on comparable companies as the Company has limited stock trading history as a publicly-held entity. The expected term is management’s estimate of the period that the stock-based awards are expected to be outstanding. Forfeitures are assumed to be zero as the Company has a limited number of individuals participating in the Plan and operating history in its current form.

The weighted-average fair value of all options granted under the Plan during the fiscal year ended June 30, 2009 was $0.13 per share.

The unrecognized share-based compensation cost related to non-vested options as of June 30, 2009 was $91,000 as measured utilizing the value as of the date of grant. These costs are expected to be recognized over a weighted-average period of approximately 4.3 years. The weighted-average remaining term of all options outstanding at June 30, 2009 was 4.3 years.

The following represents options outstanding for the period from August 12, 2008, the inception of the Plan, to June 30, 2009:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value

Outstanding at August 12, 2008, inception of the Plan	—	—	—	—

Granted	780,000	$0.21 to $0.31	$0.21	$184,000
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at June 30, 2009	780,000	$0.21 to $0.31	$0.21	$184,000

Exercisable at June 30, 2009	—	—	—	—

SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as cash inflows from financing activities and cash outflows from operating activities. Due to the Company’s accumulated deficit position, no tax benefits have been recognized in the cash flow statement.

Note 11. Subsequent Events

In July 2009, the Company issued warrants to a financial advisor to purchase up to 100,000 shares of common stock. These warrants were fully vested upon issuance, expire in July, 2014 and have an exercise price of $0.35 per share.

In August 2009, the Company issued options to Directors and Management to purchase up to 180,000 and 500,000 shares of common stock, respectively. These options vest ratably on the anniversary date of issuance over three and five year periods, respectively, expire August 10, 2014, and have an exercise price of $0.66 per share.

In September 2009, the Company closed on a $3 million private placement and issued 4,615,385 shares of common stock at $0.65 per share and warrants for the purchase of 250,587 shares of common stock at a price of $0.65 per share through September 10, 2014 and received net proceeds of $2,833,000. The Company is obligated to file a registration statement within thirty days of the close of the private placement for the registration of those securities and use its best efforts to have such registration statement to be declared effective and to maintain that status.

Quarterly Financial Statements (unaudited)

FINANCIAL STATEMENTS
iBio, Inc.
(Formerly iBioPharma, Inc.)
Condensed Balance Sheets

	March 31, 2010 (Unaudited)	June 30, 2009 (Note 2)

Assets

Current assets:

Cash	$1,494,976	$1,039,244
Accounts receivable	9,405	209,795
Prepaid expenses and other current assets	45,658	16,569

Total current assets	1,550,039	1,265,608

Fixed assets, net	12,007	14,878

Intangible assets, net	3,914,759	3,649,878

Total assets	$5,476,805	$4,930,364

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable and accrued expenses	$1,079,608	$542,140
Derivative instrument liability (see Note 6)	799,204	—

Total liabilities	1,878,812	542,140

Commitments and contingencies

Stockholders’ equity:

Preferred stock, no par value, 5,000,000 shares authorized, no shares outstanding	—	—

Common stock, $0.001 par value, 50,000,000 shares authorized, 28,272,655 and 23,357,519 issued and outstanding as of March 31, 2010 and June 30, 2009, respectively	28,273	23,358

Additional paid-in capital	14,506,504	13,049,734

Accumulated deficit	(10,936,784)	(8,684,868)

Total stockholders’ equity	3,597,993	4,388,224

Total liabilities and stockholders’ equity	$5,476,805	$4,930,364

The accompanying notes are an integral part of these
unaudited condensed financial statements

iBio, Inc.
(Formerly iBioPharma, Inc.)
Condensed Statements of Operations
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,

	2010	2009	2010	2009

Sales	$—	$326,886	$—	$1,039,446

Cost of goods sold	—	166,400	—	497,099

Gross profit	—	160,486	—	542,347

Operating expenses:

Research and development	1,055,986	83,100	1,414,370	714,300
General and administrative	536,657	405,082	1,507,647	1,276,872

Total operating expenses	1,592,643	488,182	2,922,017	1,991,172

Operating loss	(1,592,643)	(327,696)	(2,922,017)	(1,448,825)

Other income (expense):

Interest income	3,189	3,309	11,206	18,189
Royalty income	4,160	—	17,114	—
Change in the fair value of derivative instrument liability (see Note 6)	(58,385)	—	(599,815)	—

Other income (expense)	(51,036)	3,309	(571,495)	18,189

Loss before income taxes	(1,643,679)	(324,387)	(3,493,512)	(1,430,636)

Income tax expense	600	100	1,800	1,478

Net loss	$(1,644,279)	$(324,487)	$(3,495,312)	$(1,432,114)

Net loss per common share - Basic and diluted	$(0.06)	$(0.01)	$(0.13)	$(0.07)

Weighted average common shares outstanding - Basic and diluted	28,272,655	23,457,297	26,981,086	19,182,972

The accompanying notes are an integral part of these
unaudited condensed financial statements

iBio, Inc.
(Formerly iBioPharma, Inc.)
Condensed Statement of Stockholders’ Equity
(Unaudited)

	Preferred Stock		Common Stock
					Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total

Balance, June 30, 2009	—	$—	23,357,519	$23,358	$13,049,734	$(8,684,868)	$4,388,224

Cumulative effect of a change in accounting principle - Adoption of ASC 815-40 (see Note 6)	—	—	—	—	(1,442,785)	1,243,396	(199,389)

Issuance of common stock and warrants for cash at $0.65 per unit, net of expenses	—	—	4,615,385	4,615	2,791,272	—	2,795,887

Issuance of common stock in accordance with anti-dilution provisions of the August 2008 financing	—	—	299,751	300	(300)	—	—

Stock-based compensation	—	—	—	—	82,983	—	82,983

Issuance of warrants to consultants	—	—	—	—	25,600	—	25,600

Net loss	—	—	—	—	—	(3,495,312)	(3,495,312)

Balance, March 31, 2010	—	$—	28,272,655	$28,273	$14,506,504	$(10,936,784)	$3,597,993

The accompanying notes are an integral part of these
unaudited condensed financial statements

iBio, Inc.
(Formerly iBioPharma, Inc.)
Condensed Statements of Cash Flows
(Unaudited)

	Nine months ended March 31,

	2010	2009

Cash flows from operating activities:

Net loss	$(3,495,312)	$(1,432,114)

Adjustments to reconcile net loss to net cash used in operating activities:

Change in the fair value of derivative instrument liability (see Note 6)	599,815	—
Depreciation and amortization	248,354	207,280
Stock-based compensation	82,983	8,446
Issuance of warrants for services	25,600	—

Changes in operating assets and liabilities:

(Increase) decrease in accounts receivable	200,390	(84,323)
Increase in prepaid expenses and other current assets	(29,089)	(16,559)
Increase (decrease) in accounts payable and accrued expenses	537,468	(510,849)

Net cash used in operating activities	(1,829,791)	(1,828,119)

Cash flows from investing activities:

Additions to intangible assets	(510,364)	(1,431,284)
Additions to fixed assets	—	(4,580)

Net cash used in investing activities	(510,364)	(1,435,864)

Cash flows from financing activities:

Proceeds from sale of common stock and warrants, net of expenses	2,795,887	4,580,302

Advances from former parent, net	—	82,083

Net cash provided by financing activities	2,795,887	4,662,385

Net increase in cash	455,732	1,398,402

Cash - Beginning of period	1,039,244	19,005

Cash - End of period	$1,494,976	$1,417,407

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$—	$898

Income taxes	$—	$1,478

Supplemental disclosures of non-cash operating, investing, and financing activities:

Cumulative effect of a change in accounting principle - Adoption of ASC 815-40 (see Note 6)	$199,389	$—

Issuance of common stock in accordance with anti-dilution provisions of the August 2008 financing	$300	$—

Cancellation of common stock owned by former parent	$—	$575,000

Issuance of common stock to stockholders of former parent	$—	$19,845

Issuance of common stock upon conversion of intercompany debt due to former parent	$—	$7,909,494

The accompanying notes are an integral part of these
unaudited condensed financial statements

iBio, Inc.
(Formerly iBioPharma, Inc.)
Notes to Condensed Financial Statements
(Unaudited)

1)	Business

iBio, Inc. (the “Company”) is a biotechnology company focused on commercializing its proprietary technology, the iBioLaunch™ platform, for the production of biologics including vaccines and therapeutic proteins. The Company’s strategy is to utilize its technology for development and manufacture of its own product candidates and to work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. The Company’s near-term focus is to establish business arrangements for use of its technology by licensees for the development and production of products for the prevention and treatment of various infectious diseases. Vaccine candidates presently being advanced on the Company’s proprietary platform are applicable to newly emerging strains of H1N1 swine-like influenza and H5N1 for avian influenza.

Prior to April 1, 2009, the Company also used plants as a source of novel, high quality nutritional supplements and sold those products to customers located primarily in the United States. Effective on that date, the Company licensed that technology and transferred all such customer relationships to a subsidiary of its former parent in consideration for a 5% royalty on future net sales.

Effective August 10, 2009, the Company changed its name from iBioPharma, Inc. to iBio, Inc.

2)	Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. However, in the opinion of management, the accompanying unaudited financial statements contain all normal and recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 2010 and the related statements of operations and cash flows for the interim periods then ended. The balance sheet amounts as of June 30, 2009 were derived from audited financial statements. For further information, refer to the audited financial statements and related disclosures that were filed by the Company with the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2009.

These financial statements were prepared under the assumption that the Company will continue as a going concern for the next twelve months. The ability to do so is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures, and/or generate revenue. These financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Current cash and working capital resources are expected to support the Company’s activities through the summer of 2010. The Company plans to fund its development and commercialization activities during the balance of 2010 and beyond through licensing arrangements and/or the sale of equity securities. The Company cannot be certain that such funding will be available on acceptable terms, or available at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. If the Company is unable to raise funds when required or on acceptable terms, it may have to: a) Significantly delay, scale back, or discontinue the development and/or commercialization of one or more product candidates; b) Seek collaborators for product candidates at an earlier stage than would otherwise be desirable and/or on terms that are less favorable than might otherwise be available; or c) Relinquish or otherwise dispose of rights to technologies, product candidates, or products that the Company would otherwise seek to develop or commercialize itself.

Salaries and benefits totaling $83,000 and $214,000 have been reclassified from general and administrative to research and development expense in the unaudited condensed statements of operations for the three and nine months ended March 31, 2009, respectively, in order to conform to the current period presentation.

3)	Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The areas most significantly affected by estimates consist of:

a)	Valuation and recovery of intangible assets;
b)	Stock-based compensation; and
c)	Valuation of derivative instruments.

The Company’s accounting policies are described in Note 2 to the audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2009 and, with respect to the valuation of derivative instruments, in Note 6 to these financial statements.

Management reviews its estimates on a continual basis utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

4)        Earnings Per Share

Basic and diluted net loss per common share was determined by dividing the net loss by the weighted average common shares outstanding during the three and nine months ended March 31, 2010 and 2009. Basic and diluted weighted average common shares outstanding were the same since the effect of including common shares issuable pursuant to the exercise of the stock options and warrants in diluted weighted average common shares outstanding would have been anti-dilutive.

The following table summarizes the number of common shares excluded from the calculation of weighted average common shares outstanding for the three and nine months ended March 31, 2010 and 2009:

	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009

Warrants	3,085,811	2,345,752	3,085,811	2,345,752
Stock options	2,150,000	680,000	2,150,000	680,000

Total	5,235,811	3,025,752	5,235,811	3,025,752

5)        Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (“Codification” or “ASC”) as the single source of authoritative U.S. generally accepted accounting principles except for additional authoritative rules and interpretive releases issued by the SEC. The Codification is effective for financial statements issued for interim and annual periods ended after September 15, 2009. The Company adopted the Codification effective September 30, 2009 and such adoption did not have an impact upon the Company’s financial statements.

Effective July 1, 2009, the Company adopted guidance in ASC 350-30, “General Intangibles Other Than Goodwill”. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this guidance did not have a material impact on our financial statements.

Effective July 1, 2009, the Company adopted guidance in ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity”. This guidance was effective for fiscal years beginning after December 15, 2008 and the adoption by the Company effective July 1, 2009 had a material impact upon the Company’s financial statements. The provisions of this guidance and details concerning its adoption are discussed in Note 6.

6)        Derivative Financial Instruments

Introduction:

Effective July 1, 2009, generally accepted accounting principles required that the warrants issued by the Company in connection with the August 2008 financing be considered derivative instruments and that the Company report an estimated fair value of such warrants as a liability as of each balance sheet date and the change in that liability as non-cash income or expense in the statement of operations for the related reporting period.

The Company uses the Black-Scholes option pricing model to estimate its derivative instrument liability which requires several assumptions, including the current price of the Company’s common stock. This model is particularly sensitive to the assumed volatility in the price of the Company’s common stock and the actual price of the Company’s common stock as of each balance sheet date. Increases in the assumed volatility or the actual price of the Company’s common stock has the effect of estimating a higher value for such warrants, which results in a larger estimated derivative liability on the balance sheet, which results in a larger non-cash expense being recorded in the statement of operations.

Thus, for example, the accounting guidance applicable to these warrants requires that the Company, (assuming all other inputs to the Black-Scholes model remain constant), record non-cash expense when the Company’s stock price is rising and record non-cash income when the Company’s stock price is falling.

Detail Discussion:

Effective July 1, 2009, the Company adopted guidance in ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity”. The applicable provisions of this guidance require that:

a)

Warrants issued by the Company in an August 2008 financing transaction containing downside ratchet provisions were previously accounted for as equity instruments in accordance with generally accepted accounting principles in effect through June 30, 2009. They must now be considered and accounted for as derivative instruments effective July 1, 2009 and the related estimated fair value reported as a liability as of each balance sheet date; and

b)

Such derivative instruments must be marked-to-market as of each balance sheet date and the change in the reported estimated fair value of such instruments be recorded as non-cash income or expense in the statement of operations.

In accordance with this guidance, the Company estimated the fair value of these instruments to be $199,389 as of July 1, 2009 and established a derivative instrument liability in that amount by recording reductions of $1,442,785 in additional paid-in capital and $1,243,396 in accumulated deficit. The effect of this adjustment is presented as a cumulative effect of change in an accounting principle in the condensed statement of stockholders’ equity.

As of March 31, 2010, the estimated fair value of this derivative liability was $799,204 and:

a)	The resulting increase of $58,385 during the three months ended March 31, 2010 was reported as non-cash expense in our condensed statement of operations as a component of other income (expense), and

b)	The resulting increase of $599,815 during the nine months ended March 31, 2010 was reported as non-cash expense in our condensed statement of operations as a component of other income (expense).

The Company utilizes the Black-Scholes option pricing model to estimate the fair value of these derivative instruments. The Company considers them to be Level 2 type instruments in accordance with ASC 820-10 “Fair Value Measurements and Disclosures” as the inputs used to estimate their value are observable either directly or indirectly. The risk-free interest rate assumptions were based upon the observed interest rates appropriate for the remaining contractual term of the instruments. The expected volatility assumptions were based upon the historical volatility of the stock of comparable companies. The expected dividend yield was assumed to be zero as the Company has not paid any dividends since its inception and does not anticipate paying dividends in the foreseeable future. The expected term assumptions were based upon the remaining contractual term of these instruments.

The assumptions made in calculating the fair value of these derivative instruments as of July 1, 2009, December 31, 2009, and March 31, 2010 were as follows:

Risk free interest rate	2.0, 2.3, and 2.4%, respectively
Dividend yield	Zero
Volatility	80%
Expected term	4.2, 3.7, and 3.4 years, respectively

7)        Financing Transaction

On September 10, 2009, the Company issued 4,615,385 shares of common stock at $0.65 per unit and received net proceeds of $2,795,887 and issued warrants to the placement agent for the purchase of 250,587 shares of common stock at a price of $0.65 per share. The warrants were 100% vested upon issuance and expire on September 10, 2014. The Company estimated the fair value of the warrants, attributed proceeds of $92,637 to them, and recorded that amount as an addition to paid-in capital.

Additionally, in connection with the September 2009 financing, the Company:

a)

Issued 299,751 shares of common stock to the investors in the August 2008 financing in accordance with the anti-dilution provisions of that offering. The Company accounted for the issuances of those shares as a reduction of additional paid-in capital and an increase in common stock at the aggregate par value of $300; and

b)	Adjusted the warrant agreements with the investors in the August 2008 financing to provide for the purchase of an additional 369,472 shares of common stock and adjusted the exercise prices as follows:

	i)	Warrants for the purchase of 1,172,876 at $3.20 per common share were revised to provide for the purchase of 1,350,073 at $2.78 per common share; and

	ii)	Warrants for the purchase of 1,172,876 at $4.26 per common share were revised to provide for the purchase of 1,365,151 at $3.66 per common share.

The accounting for the adjustment to these warrants is described in Note 6.

8)        Share Based Payments

The Company generally measures the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

The Company utilizes the Black-Scholes option pricing model to estimate the fair value of such instruments. The risk-free interest rate assumptions were based upon the observed interest rates appropriate for the expected term of the equity instruments. The expected volatility assumption was based upon the historical volatility of the common stock of comparable companies. The expected dividend yield was assumed to be zero as the Company has not paid any dividends since its inception and does not anticipate paying dividends in the foreseeable future. The expected term assumption for employee options was determined utilizing the simplified method provided in Staff Accounting Bulletin No. 107, Share-Based Payment, which averages an award’s vesting period with its contractual term. The expected term assumption for vendors’ options and warrants was determined using the contractual term of each award.

Assumptions made in calculating the fair value of options and warrants issued during the three and nine months ended March 31, 2010 and 2009 were as follows:

	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009

Risk free interest rate	2.7%	1.4 to 1.9%	0.8 to 3.4%	1.4 to 1.9%
Dividend yield	Zero	Zero	Zero	Zero
Volatility	81%	80%	81%	80%
Expected term	6.0 to 10.0 years	3.0 to 5.0 years	2.0 to 10.0 years	3.0 to 5.0 years

On July 13, 2009, the Company issued warrants to a third party for the purchase of 100,000 shares of common stock at a price of $0.35 per share in connection with a professional service agreement. The warrants were 100% vested upon issuance and expire on July 13, 2014. The Company estimated the fair value of the warrants to be $25,600 and accounted for them as an expense within general and administrative expenses on the date of issuance with a corresponding increase to additional paid-in capital.

On August 10, 2009, the Company granted options to members of management for the purchase of 500,000 shares of common stock at a price of $0.66 per share. The options vest ratably on the first through fifth anniversary dates of the grant and expire on August 10, 2019. The Company estimated the fair value of the options on the grant date to be $216,000 and is recording such expense ratably over the vesting period within general and administrative expenses.

On August 10, 2009, the Company granted options to members of the Board of Directors for the purchase of 180,000 shares of common stock at a price of $0.66 per share. The options vest ratably on the first, second, and third anniversary dates of the grant and expire on August 10, 2019. The Company estimated the fair value of the options on the grant date to be $77,760 and is recording such expense ratably over the vesting period within general and administrative expenses.

In connection with the financing transaction on September 10, 2009, the Company issued warrants to the placement agent for the purchase of 250,587 shares of common stock at a price of $0.65 per share and adjusted the warrant agreements issued to the investors in the August 2008 financing to provide for the purchase of an additional 369,472 shares of common stock. See Note 7 for a detailed discussion of such issuances and adjustments.

On November 15, 2009, the Company issued warrants to a third party for the purchase of 20,000 shares of common stock at a price of $1.00 per share in connection with a professional service agreement. The warrants vest in equal amounts on the six and twelve months anniversaries after the date of issuance and expire on November 15, 2011. The Company estimated the fair value of these warrants to be $6,300 as of March 31, 2010 and is recording such expense ratably over the vesting period.

On February 25, 2010, the Company granted options to an employee for the purchase of 30,000 shares of common stock at a price of $0.87 per share. The options vest ratably on the first, second, and third anniversary dates of the grant and expire on February 25, 2020. The Company estimated the fair value of the options on the grant date to be $18,750 and is recording such expense ratably over the vesting period within general and administrative expenses.

On March 1, 2010, the Company granted options to a member of the Board of Directors for the purchase of 60,000 shares of common stock at a price of $0.87 per share. The options vest ratably on the first, second, and third anniversary dates of the grant and expire on February 25, 2020. The Company estimated the fair value of the options on the grant date to be $45,840 and is recording such expense ratably over the vesting period within general and administrative expenses.

On March 1, 2010, the Company granted options to an employee for the purchase of 500,000 shares of common stock at a price of $0.87 per share. The options vest ratably on January 1, 2011 and the four subsequent anniversary dates, and expire on February 25, 2020. The Company estimated the fair value of the options on the grant date to be $391,000 and is recording such expense ratably over the vesting period. This employee serves as the Company’s Chief Scientific Officer and simultaneously serves as Executive Director of The Center for Molecular Biology of Fraunhofer USA, Inc. (“FhCMB”) which performs research and development activities on behalf of the Company as further described in Note 10.

On March 1, 2010, the Company granted options to FhCMB for the purchase of 100,000 shares of common stock at a price of $0.87 per share. The options vest ratably on the first through third anniversary dates of the grant provided FhCMB’s Executive Director serves as the Company’s Chief Scientific Officer throughout the vesting period and expire on February 25, 2020. The Company estimated the fair value of these options to be $83,500 as of March 31, 2010 and is recording such expense ratably over the vesting period.

A summary of the changes in options outstanding during the nine month period ended March 31, 2010 is as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at June 30, 2009	780,000	$0.20-$0.31	$0.21	9.6	$184,000
Granted	1,370,000	$0.66-$0.87	$0.77	10.0	$320,900
Exercised	—	—	—	—	—
Terminated	—	—	—	—	—

Outstanding and expected to vest at March 31, 2010	2,150,000	$0.20-$0.87	$0.57	9.4	$933,900

Options exercisable at March 31, 2010	160,000	$0.20	$0.20	8.9	$128,000

The weighted average fair value of options granted during the nine months ended March 31, 2010 was $0.62.

A summary of the changes in warrants outstanding during the nine months ended March 31, 2010 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share

Outstanding at June 30, 2009	2,345,752	$3.73
Granted	740,059	$1.91
Exercised	—	—
Terminated	—	—

Outstanding at March 31, 2010	3,085,811	$2.91

Warrants exercisable at March 31, 2010	3,065,811	$2.92

9)          Related Party Transactions

The Company’s Chief Scientific Officer simultaneously serves as Executive Director of FhCMB which performs research and development activities on behalf of the Company as further described in Note 10.

10)          Commitment

The Company and FhCMB have an agreement whereby FhCMB performs research and development activities on behalf of the Company. In that connection, the Company has the commitment to make payments of $1 million each April and November beginning November 2009 through April 2014 for an aggregate of $10 million to FhCMB for services to further develop the Company’s proprietary technology and product candidates. Such payments are initially recorded as prepaid expenses and then expensed as agreed-upon services are performed by FhCMB. The Company paid the first installment due under this agreement of $1 million in January 2010 and recorded it as research and development expense during the quarter ended March 31, 2010. As of the filing date of this report, the Company has not paid the second installment due which was due in April 2010.

11)          Contingency

The Company previously reported a disagreement with FhCMB regarding whether a certain technical milestone was achieved by FhCMB under a research for vaccine studies which would trigger the obligation of a $250,000 payment by the Company to FhCMB. In connection with the resolution of that disagreement, the Company recorded $250,000 in research and development expenses during the three and the nine months ended December 31, 2009 and March 31, 2010, respectively, and an accrued liability in the same amount.

PROSPECTUS

IBIO, INC.

Shares of Common Stock

, 2010

[Alternate Page for Selling Stockholder Prospectus]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2010

PROSPECTUS

12,306,889 Shares

COMMON STOCK

          This prospectus relates to the offer for sale of 12,306,889 shares of common stock, par value $0.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus.

          The selling stockholders may sell the common stock from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices otherwise negotiated.

          Our common stock is presently quoted on the OTC Bulletin Board, under the symbol “IBPM.” On June 3, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $1.11.

          The selling stockholders and intermediaries through whom the common stock is sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 or the Securities Act with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

          On                , 2010, a registration statement under the Securities Act with respect to a public offering of              shares of our common stock was declared effective by the Securities and Exchange Commission. We received approximately $     million in net proceeds from the offering after payment of placement agent fees and estimated expenses of the offering.

          Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 2 as well as those set forth in any prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2010.

[Alternate Page for Selling Stockholder Prospectus]

SHARES REGISTERED FOR RESALE

This prospectus covers the following securities registered for resale:

•	4,615,385 shares of our common stock sold to investors in a private offering in September 2009;
•

2,345,752 shares of our common stock sold to investors, plus an additional 2,345,752 shares of common stock issuable upon exercise of warrants, sold to investors in a private offering in August 2008; and

•

3,000,000 shares of common stock underlying stock options held by private investors to purchase shares currently held by E. Gerald Kay and Carl DeSantis, two of our significant stockholders. See “Selling Stockholders.”

[Alternate Page for Selling Stockholder Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We may receive proceeds from the exercise of the warrants. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

[Alternate Page for Selling Stockholder Prospectus]

SELLING STOCKHOLDERS

The following table sets forth the name of each of the selling stockholders, the number of shares beneficially owned by each of the selling stockholders as of June 2, 2010, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by each of the selling stockholders after the offering is completed. The information concerning the selling stockholders may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the selling stockholders may offer all or some of the common stock held, we can only give an estimate as to the amount of common stock that will be held by the selling stockholders upon the termination of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to securities. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

As of June 2, 2010, 28,272,655 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable upon the exercise of warrants and options that are currently exercisable or exercisable within 60 days of June 2, 2010, are deemed to be outstanding and beneficially owned by the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest to the common stock covered by this prospectus may offer and sell from time to time an aggregate of up to 12,306,889 shares of common stock.

On May 21, 2010, two of our significant stockholders, E. Gerald Kay and Carl DeSantis, entered into agreements with two private investors, Kobus Investments, LLC and BioMed Investments, LLC, pursuant to which such investors obtained an option to purchase up to 3,000,000 shares of our common stock from such stockholders, with the shares purchased upon each exercise to be sold in equal amounts by Mr. Kay and Mr. DeSantis (or an affiliate of Mr. DeSantis). Such shares may be purchased at any time during the 180-day period commencing with the date of of this prospectus. The exercise price at which these LLCs may purchase such shares ranges from $0.50 per share for the first 250,000 shares purchased by each investor to $1.75 per share for the last 250,000 shares subject to the option, with an average exercise price of $1.125 per share.

In a September 10, 2009 private placement, we sold approximately 4,615,385 shares of common stock at a purchase price of $0.65 per share for gross proceeds of approximately $3,000,000. We are registering the shares of common stock for the September 2009 private placement investors identified in the selling stockholder table pursuant to a Registration Rights Agreement with the investors to (i) file a registration statement with respect to the resale of shares of the common stock sold to the investors with the Securities and Exchange Commission within 30 days after the closing date of September 10, 2009; (ii) use its reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing; and (iii) use its reasonable best efforts to keep the registration statement effective until the earlier of the time when all shares registered thereunder have been sold or the shares covered by the registration statement may be sold without volume restrictions pursuant to Rule 144.

Certain selling stockholders including Nico Pronk, Wayne Horne, Eric Moquist and Shawn Titcomb are affiliates of Noble International Investments, Inc., a FINRA registered broker-dealer that served as the Placement Agent in the September 2009 private placement. We paid Noble International approximately $159,000 and issued it five-year cashless exercise warrants to purchase 350,587 shares of common stock at $0.65 per share. The warrants are transferable to Noble International’s employees and affiliates. Noble International received one time piggyback registration rights with respect to the common stock underlying the warrants.

Noble International also entered into a one year Advisory Agreement with us on July 13, 2009. Under the Advisory Agreement, we pay Noble International a $10,000 per month financial advisory fee. Also we issued it five-year warrants to purchase 100,000 shares of our common stock, exercisable at $0.35 per share. The warrants are transferable to Noble International’s employees and affiliates and carry one-time piggyback registration rights for the common stock underlying such warrants.

There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares held by the selling stockholders, except for that certain Registration Rights Agreement, between the Company and certain of the selling stockholders enumerated below, each dated September 10, 2009 and the Advisory Agreement.

Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in this Offering	Shares of Common Stock Owned After Offering	Percentage of Outstanding Common Stock Beneficially Owned After the Offering

Lance Baller	153,846	153,846	-0-	*
Jeffrey Benison	77,000	77,000	-0-	*
BioMed Investments, LLC (1)	1,500,000	1,500,000	-0-	*
T. Wayne Davis	121,980	121,980	-0-	*
Nick DeVito	153,846	153,846	-0-	*
Bob Dougherty	300,000	300,000	-0-	*
John Joseph Flanagan, Jr.	619,150	619,150	-0-	*
Larry J. Fox	287,660	287,660	-0-	*
Downing Gray	100,000	100,000	-0-	*
Robert K. Hoecker	93,830	93,830	-0-	*
Mark Horan	46,914	46,914	-0-	*
Lynn Horne	50,000	50,000	-0-	*
Wayne Horne (1)	520,153	520,153	-0-	*
David H. Hughes	193,830	193,830	-0-	*
Keith Jones	15,385	15,385	-0-	*
Bradley Karro	192,308	192,308	-0-	*
Kobus Investments, LLC (1)	1,500,000	1,500,000	-0-	*
Cheryl A.G. Kozloff Revocable Trust (2)	187,660	187,660	-0-	*
Charles Kozloff	366,346	366,346	-0-	*
Zarko Kraljevic	943,550	938,300	5,250	*
Gary McAdams	115,385	115,385	-0-	*
Candace McKey	140,746	140,746	-0-	*
John D. McKey, Jr.	536,924	528,406	8,518	*
McNamara Limited Partnership	150,000	150,000	-0-	*
McNamara of New Smyrna LP (3)	118,830	93,830	25,000	*
McNamara of Orlando LP (4)	93,830	93,830	-0-	*
Dennis C. McNamara, Sr., F.L.P.	243,830	243,830	-0-	*
Hal McNamara	100,000	100,000	-0-	*
Erik Moquist (1)	76,923	76,923	-0-	*
Noble International Investments, Inc. (5)	350,587	350,587	-0-	*
OPB Limited Partnership (6)	844,470	844,470	-0-	*
George H. Patten Pettway, Jr.	18,766	18,766	-0-	*

George H. Pettway	234,576	234,576	-0-	*
Jeff P. Ploen	153,846	153,846	-0-	*
Nico Pronk (1)	520,153	520,153	-0-	*
Rheney Living Trust (7)	93,830	93,830	-0-	*
Clark Rheney	100,000	100,000	-0-	*
Charles Seergy, Jr.	117,288	117,288	-0-	*
Treadway Shurling	193,830	193,830	-0-	*
Kevin Smith	117,288	117,288	-0-	*
Paul Stevenson	307,692	307,692	-0-	*
J. Yancey Stribling, Jr.	193,830	193,830	-0-	*
TH Capital Holdings, LLC (8)	187,660	187,660	-0-	*
Shawn Titcomb (1)	100,000	100,000	-0-	*

*	less than 1%

(1)	A principal or affiliate of the Placement Agent (see note 5 below). BioMed is controlled by Wayne Horne and Kobus is controlled by Nico Pronk.

(2)

Cheryl A.G. Kozloff is the trustee of Cheryl A.G. Kozloff Revocable Trust, which is the registered holder of the shares of common stock. Cheryl A.G. Kozloff, as trustee of Cheryl A.G. Kozloff Revocable Trust, has voting and disposition power over the shares owned by Cheryl A.G. Kozloff Revocable Trust.

(3)

Dennis C. McNamara, Jr. is the general partner of McNamara of New Smyrna LP, which is the registered holder of the shares of common stock. Dennis C. McNamara, Jr., as general partner of McNamara of New Smyrna LP, has voting and disposition power over the shares owned by McNamara of New Smyrna LP.

(4)

Hal McNamara is the general partner of McNamara of Orlando LP, which is the registered holder of the shares of common stock. Hal McNamara, as general partner of McNamara of Orlando LP, has voting and disposition power over the shares owned by McNamara of Orlando LP.

(5)	Noble International Investments, Inc., a FINRA registered broker-dealer, served as the Placement Agent in the Private Placement.

(6)

Bradley Hoecker is the general partner of OPB Limited Partnership, which is the registered holder of the shares of common stock. Bradley Hoecker, as general partner of OPB Limited Partnership, has voting and disposition power over the shares owned by OPB Limited Partnership.

(7)

Samuel Clarke Rheney, Jr. is the trustee of Rheney Living Trust, which is the registered holder of the shares of common stock. Samuel Clarke Rheney, Jr., as trustee of Rheney Living Trust, has voting and disposition power over the shares owned by Rheney Living Trust.

(8)

Michael Cirillo is the vice president of TH Capital Holdings, LLC, which is the registered holder of the shares of common stock. Michael Cirillo, as vice president of TH Capital Holdings, LLC, has voting and disposition power over the shares owned by TH Capital Holdings, LLC.

[Alternate Page for Selling Stockholder Prospectus]

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	an underwritten offering;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares offered by this prospectus to cover short sales of common stock made prior to the date of this prospectus. . If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

[Alternate Page for Selling Stockholder Prospectus]

Until               , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

IBIO, INC.

12,306,889 shares

Common Stock

               , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates:

Registration Fees		$950.43
Federal Taxes
State Taxes
Legal Fees and Expenses
Printing and Engraving Expenses
Blue Sky Fees
Accounting Fees and Expenses
Miscellaneous

Total	$

We will pay all expenses incurred in connection with the registration of the shares covered by this prospectus. Brokerage commissions, underwriters’ fees, discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares covered by the alternate prospectus will be borne by the selling stockholders.

Item 14.	Indemnification of Directors and Officers.

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, the By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Item 15.	Recent Sales of Unregistered Securities

Conversion of Debt

On August 19, 2008, we entered into a Conversion Agreement (the “Conversion Agreement”) with Integrated BioPharma, Inc. (“Integrated BioPharma”) pursuant to which we (i) converted $2,700,000 of inter-company debt owed to Integrated BioPharma into 1,266,706 shares of our common stock; and (ii) contributed $5,209,494 into additional paid-in capital.

The common stock issued to Integrated BioPharma pursuant to the terms of the Conversion Agreement was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

2008 Private Placement

On August 19, 2008, we entered into a Securities Purchase Agreement with accredited investors pursuant to which such investors purchased an aggregate of 2,345,752 shares of our common stock at a purchase price of $2.13 per share, for gross proceeds of $5,000,000. As part of the private placement, each investor was issued two five-year warrants, each to purchase 50% of the number of shares of common stock such investor purchased in the private placement. One warrant has an exercise price of 150% of the per share purchase price of the common stock in the private placement, and the other warrant has an exercise price of 200% of the per share purchase price of the common stock in the private placement.

We agreed pursuant to the terms of the subscription documents with the investors to (i) file a shelf registration statement with respect to the resale of shares of the common stock sold to the investors and the shares of our common stock issuable upon exercise of the warrants with the Commission within 180 days after the closing date of August 19, 2008; (ii) use reasonable efforts to have the shelf registration statement declared effective by the Commission as promptly as possible after the initial filing; (iii) use reasonable efforts to keep the shelf registration statement effective until the earlier of the time when all securities registered thereunder have been sold or the securities covered by the shelf registration statement may be sold without volume restrictions pursuant to Rule
144(k) of the Securities Act.

The common stock, warrants and common stock issuable upon exercise of the warrants were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

2009 Private Placement

On September 10, 2009, we entered into a Subscription Agreement with accredited investors pursuant to which such investors purchased an aggregate of approximately 4,615,385 shares of our common stock at a purchase price of $0.65 per share, for gross proceeds of approximately $3,000,000.

We agreed pursuant to the terms of a Registration Rights Agreement with the investors to (i) file a shelf registration statement with respect to the resale of shares of the common stock sold to the investors with the Commission within 30 days after the closing date of September 10, 2009; (ii) use reasonable best efforts to have the shelf registration statement declared effective by the Commission as soon as possible after the initial filing; and (iii) use reasonable best efforts to keep the shelf registration statement effective until the earlier of the time when all shares registered thereunder have been sold or the shares covered by the shelf registration statement may be sold without volume restrictions pursuant to Rule 144 of the Securities Act.

The common stock was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. These shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 16.	Exhibits

Exhibits filed with this Registration Statement on Form S-1 or incorporated by reference from other filings are as follows:

Number	Description

3.1	Form of Articles of Incorporation of iBio, Inc. (3)

3.2	Form of Bylaws of iBio, Inc. (9)

4.1	Form of Common Stock Certificate (3)

4.2	Form of Warrant to Purchase Common Stock of iBio, Inc. for each Investor (5)

5.1	Opinion of Andrew Abramowitz, PLLC (12)

10.1	Separation and Distribution Agreement, dated as of November 14, 2007, between Integrated BioPharma, Inc. and the Registrant. (1)

10.2	Indemnification and Insurance Matters Agreement between Integrated BioPharma, Inc., and the Registrant (5)

10.3	Transitional Services Agreement between Integrated BioPharma, Inc. and the Registrant. (5)

10.4	Tax Allocation Agreement between Integrated BioPharma, Inc. and the Registrant. (5)

10.5	Form of Securities Purchase Agreement between various purchasers and the Registrant. (6)

10.6	Technology Transfer Agreement, dated as of January 1, 2004, between the Registrant and Fraunhofer USA Center for Molecular Biotechnology, Inc. (3)

10.7	Non-Standard Navy Cooperative Research and Development Agreement, dated August 17, 2004, between the Registrant and Fraunhofer USA Center for Molecular Biotechnology, Inc. (2)

10.8	Supply License Agreement, dated as of March 22, 2006, between the Registrant and Mannatech, Inc. (2)

10.9	Form of Registration Rights Agreement with iBio, Inc. for each Investor. (6)

10.10	Conversion Agreement, dated August 19, 2008, by and between iBio, Inc. and Integrated BioPharma, Inc. (6)

10.11	Form of Subscription Agreement between various purchasers and the Registrant. (7)

10.12	Form of Registration Rights Agreement with iBio, Inc. for each purchaser. (7)

10.13	Employment Agreement, dated February 25, 2010, between iBio, Inc. and Vidadi Yusibov, Ph.D. (10)

21.1	Subsidiaries of the Registrant (8)

23.1	Consent of Amper, Politziner & Mattia, LLP (11)

23.2	Consent of Andrew Abramowitz, PLLC (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1)	Incorporated herein by reference to the Company’s Form 10-12G filed with the Commission on March 7, 2008

(2)	Incorporated herein by reference to the Company’s Form 10-12G filed with the Commission on June 18, 2008

(3)	Incorporated herein by reference to the Company’s Form 10-12G filed with the Commission on July 11, 2008

(4)	Incorporated herein by reference to the Company’s Form 10-12G filed with the Commission on July 17, 2008

(5)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2008.

(6)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2008.

(7)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2009.

(8)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2009

(9)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009.

(10)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2010.

(11)	Filed herewith.

(12)	To be filed by amendment.

Item 17.	Undertakings.

(a) We hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, iBio, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on June 7, 2010.

IBIO, INC.

By:	/s/ Robert B. Kay

Robert B. Kay
Chief Executive Officer

POWER OF ATTORNEY

          We, the undersigned officers and directors of the Registrant, iBio, Inc., a Delaware corporation, hereby severally and individually constitute and appoint Robert B. Kay, Chief Executive Officer and Frederick Larcombe, Chief Financial Officer, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ Robert B. Kay	(Principal Executive Officer)	June 7, 2010

Robert B. Kay

Chief Financial Officer (Principal
/s/ Frederick Larcombe	Financial and Accounting Officer)	June 7, 2010

Frederick Larcombe

/s/ James T. Hill	Director	June 7, 2010

General James T. Hill (Ret.)

/s/ Glenn Chang	Director	June 7, 2010

Glenn Chang

Director

John D. McKey, Jr.

/s/ Philip K. Russell, M.D.	Director	June 7, 2010

Philip K. Russell, M.D.

/s/ Pamela Bassett, M.D.	Director	June 7, 2010

Pamela Bassett, M.D.